Exhibit 99.1

Item 6.    SELECTED FINANCIAL DATA.

	For the Years Ended December 31,
(In millions, except per share data)	2013	2012	2011	2010	2009
Net Sales	$4,200.7	$3,901.3	$3,677.0	$3,141.6	$2,826.5
Earnings before Interest and Income Taxes	$974.9	$835.3	$698.2	$701.9	$661.8
Interest Expense—net	$50.6	$65.0	$52.2	$48.6	$92.6
Net Earnings Attributable to Shareholders	$683.8	$580.4	$456.7	$467.1	$388.7
Basic Earnings Per Share Attributable to Shareholders*	$3.37	$2.84	$2.23	$2.27	$1.93
Diluted Earnings Per Share Attributable to Shareholders*	$3.36	$2.83	$2.22	$2.27	$1.93
Cash Dividends Declared Per Share*	$1.36	$1.20	$1.04	$0.90	$0.70
Weighted-average Shares - basic*	202.4	203.6	204.3	204.7	200.6
Depreciation and Amortization	$83.1	$76.9	$75.3	$64.7	$58.9
Cash Paid for Capital Expenditures	$240.4	$124.4	$109.5	$172.4	$95.8

	As of December 31,
(In millions)	2013	2012	2011	2010	2009
Total Assets	$3,474.1	$3,258.2	$2,766.8	$2,293.1	$2,070.3
Short-Term Borrowings and Current Portion of Long-Term Debt	$507.6	$187.0	$—	$1.2	$120.0
Long-Term Debt	$1,009.1	$1,523.2	$1,531.9	$1,532.5	$1,484.9
Total Equity (Deficit)	$300.5	$29.0	$(168.0)	$(358.3)	$(664.3)

* On February 17, 2009, we completed the offering of 34.5 million shares of common stock in an initial public offering.

Item 7.    MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.
        This management’s discussion and analysis of financial condition and results of operations contains forward-looking statements that involve risks and uncertainties. See “Item 1A. Risk Factors” included in our Annual Report on Form 10-K for a discussion of the uncertainties, risks and assumptions associated with those statements. The following discussion should be read in conjunction with our audited financial statements and the notes to our audited financial statements. Our results may differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to those in “Risk Factors.”

Overview of Our Business
        We are a global leader in pediatric nutrition. We are committed to building trusted nutritional brands and products that help improve the health and development of infants and children around the world and provide them with the best start in life. Our comprehensive product portfolio addresses a broad range of nutritional needs for infants, children and expectant and nursing mothers. We have over 100 years of innovation experience during which we have developed or improved many breakthrough or industry-defining products across each of our product categories.
        We operate in four geographic segments: Asia, Europe, Latin America and North America. Previously, we aggregated these four geographic segments into two reportable segments: Asia/Latin America and North America/Europe. In the fourth quarter of 2013, we expanded the number of reportable segments to three as we separated the Asia/Latin America segment into two reportable segments: Asia and Latin America. The North America/Europe reportable segment remains unchanged. This change in segment reporting presentation does not change any consolidated totals. We made this segment reporting change because we believe that the new presentation will provide investors with greater insight into our consolidated results and operating performance. Throughout this filing, all segment information for the years ended December 31, 2012 and 2011 has been recast to conform to the new segment reporting presentation.

In the first quarter of 2014, we changed our accounting principle for the recognition of actuarial gains and losses for all of our defined benefit pension and other post-employment benefit plans. Historically, we deferred actuarial gains and losses from these plans and recognized the financial impact to the Consolidated Statements of Earnings, principally over the average future service period of the active employees of these plans. Starting in the first quarter of 2014, actuarial gains and losses from these plans are recognized immediately upon plan remeasurement in the fourth quarter of each year, or more frequently if a remeasurement occurs. Such recognition of actuarial gains and losses upon remeasurement is referred to as a pension and other post-employment mark-to-market adjustment.
        Financial information for prior periods has been retrospectively adjusted and recast information is included within this filing. Our new defined benefit pension and other post-employment accounting principles, specifically the recognition of actuarial gains and losses, impacts the comparability of certain financial measures. To ease comparability we have detailed the impact of the pension and other post-employment mark-to-market adjustment where significant. We include defined benefit pension and other post-employment mark-to-market adjustments as Specified Items in the respective periods of recognition. In addition, these mark-to-market adjustments are included as a component of our Corporate and Other costs and are not allocated to our reportable segments. The remaining components of net periodic benefit costs, primarily interest on projected benefit obligations, expected return on plan assets and service costs, continue to be reflected in reportable segment results and continue to be recorded on a quarterly basis.

Executive Summary
        For the year ended December 31, 2013, sales grew 8% compared to 2012. Sales increased by double-digits from category growth and market share gains and higher pricing throughout each of our Asia and Latin America segments offset in part by unfavorable currency impacts. North America/Europe sales decreased slightly compared to the prior year period driven by the impact of the late 2012 exit of certain non-core businesses and the continued decline of U.S. category consumption, partially offset by U.S. price increases.
        Earnings per share grew by 19% in 2013. This growth was primarily attributable to sales growth and improved gross margin, which benefited from pricing and strong productivity in 2013 compared to 2012. Earnings per share also increased due to lower pension and post-employment benefit costs, primarily driven by favorable defined benefit pension and post-employment mark-to-market adjustments, which resulted in recognition of a gain in 2013 compared to a loss in 2012. These factors were partially offset by higher demand-generation investments and costs for an administrative penalty assessed by China’s NDRC as described below.

Results of Operations
Year Ended December 31, 2013 Compared to Year Ended December 31, 2012
Below is a summary of comparative results of operations for the years ended December 31, 2013 and 2012:

				% of Net Sales
(In millions, except per share data)	2013	2012	% Change	2013	2012
Net Sales	$4,200.7	$3,901.3	8%
Earnings before Interest and Income Taxes	974.9	835.3	17%	23%	21%
Interest Expense—net	50.6	65.0	(22)%	1%	2%
Earnings before Income Taxes	924.3	770.3	20%	22%	20%
Provision for Income Taxes	235.1	182.0	29%	6%	5%
Effective Tax Rate	25.4%	23.6%
Net Earnings	689.2	588.3	17%	16%	15%
Less: Net Earnings Attributable to Noncontrolling Interests	5.4	7.9	(32)%	—%	—%
Net Earnings Attributable to Shareholders	683.8	580.4	18%	16%	15%
Weighted-Average Common Shares— Diluted	203.1	204.3
Earnings per Common Share—Diluted	$3.36	$2.83	19%

        The results for the years ended December 31, 2013 and 2012 included several items that affect the comparability of our results. These items include significant expenses/(income) not indicative of on-going results (“Specified Items”) and are listed in the table below:

	Years Ended December 31,
(In millions)	2013	2012
IT/other separation costs	$—	$19.9
Gain on sale of certain non-core intangible assets	—	(6.5)
Severance and other costs	2.6	21.1
Administrative penalty (China)	33.4	—
Legal, settlements and related costs	9.2	2.8
Pension and other post-employment mark-to-market adjustment (gain)/loss	$(12.0)	58.9
Specified Items	$33.2	$96.2
Tax matters and the income tax impact on Specified Items	1.5	(32.6)
Specified Items attributable to Noncontrolling Interests	(3.8)	—
Specified Items after taxes	$30.9	$63.6

         For the year ended December 31, 2013, the Specified Items after taxes decreased compared to the prior year by $32.7 million. The decrease in Specified Items was driven by a $70.9 million change in our pension and post-employment mark-to-market adjustments, primarily driven by discount rate movements within each year. In addition, Specified Items decreased as certain 2012 IT/other separation costs which were related to the completion of our stand-alone operating structure did not recur in 2013. The 2012 severance and other costs related primarily to the relocation of our regional office in Asia and the implementation of our new business model in Europe.

        These lower expenses in 2013 were partially offset by an administrative penalty assessed by China’s NDRC in connection with the NDRC’s antitrust review of the infant formula industry’s resale pricing practices (the “China Antitrust Review”). Further, we had higher legal, settlements and related costs primarily due to costs associated with our ongoing internal investigation.

Net Sales
       Our net sales by reportable segment:

	Years Ended December 31,			% Change Due to
(Dollars in millions)	2013	2012	% Change	Volume		Price/Mix	Foreign Exchange
Asia	$2,179.3	$1,967.0	11%	8%		2%	1%
Latin America	861.4	752.5	14%	11%	(1)	11%	(8)%
North America/Europe	1,160.0	1,181.8	(2)%	(5)%		3%	—%
Net Sales	$4,200.7	$3,901.3	8%	5%		4%	(1)%
(1) Our 2012 acquisition in Argentina represented 2% of Latin America net sales increase.

         Asia sales increased 11% compared to the prior year and accounted for more than 50% of MJN's net sales. The growth was largely driven by volume attributable to market share gains, including the recovery of market share in China and category growth. The impact of higher prices in a majority of markets in the segment were partially offset by slightly lower prices in China.
        Latin America sales increased 14% in comparison to the prior year. Sales volume grew due to continued category growth and market share gains throughout the segment. Price grew by 11% with the largest contribution from high inflation in the markets of Venezuela and Argentina, but were largely offset by weaker local currency rates in these markets. At this time, we are unable to predict with certainty how recent and future developments in Venezuela and Argentina will affect our sales growth or operations in 2014.
North America/Europe sales decreased 2% compared to the prior year. Volume was lower by 5%, with 3% of this decline due to the impact of the late 2012 exit of certain non-core businesses. The balance of the volume reduction was primarily driven by the continued decline of U.S. category consumption, partially offset by market share gains in Canada. Price increases were realized primarily in the U.S.
        Our net sales by product category are shown in the table below:

	Years Ended December 31,
(Dollars in millions)	2013	2012	% Change
Infant Formula	$2,459.7	$2,295.5	7%
Children’s Nutrition	1,653.3	1,487.0	11%
Other	87.7	118.8	(26)%
Net Sales	$4,200.7	$3,901.3	8%

        In 2013, Infant Formula accounted for the large majority of our sales in North America/Europe and approximately half of our sales in each of our Asia and Latin America segments. Given this product category mix, lower sales in North America/Europe reduced the year-over-

year growth rate of Infant Formula products. At the same time, stronger growth in each of our Asia and Latin America segments positively impacted the year-over-year growth of Children’s Nutrition products. Other category sales declined due to the prior year exit of certain non-core products primarily in the North America/Europe segment.
        We recognize revenue net of various sales adjustments to arrive at net sales as reported on the statements of earnings. These adjustments are referred to as gross-to-net sales adjustments. The reconciliation of our gross sales to net sales is as follows:

	Years Ended December 31,		% of Gross Sales
(Dollars in millions)	2013	2012	2013	2012
Gross Sales	$5,346.6	$5,038.5	100%	100%
Gross-to-Net Sales Adjustments
WIC Rebates	702.3	730.0	13%	14%
Sales Discounts	215.5	191.9	4%	4%
Returns	81.0	82.5	1%	2%
Cash Discounts	44.6	45.2	1%	1%
Coupons and Other Adjustments	72.2	55.6	1%	1%
Prime Vendor Charge-Backs	30.3	32.0	1%	1%
Total Gross-to-Net Sales Adjustments	1,145.9	1,137.2	21%	23%
Total Net Sales	$4,200.7	$3,901.3	79%	77%

        The total dollar amount of WIC rebates in the United States decreased due to the loss of certain WIC contracts during late 2012.

Gross Profit

	Years Ended December 31,
(Dollars in millions)	2013	2012	% Change
Net Sales	$4,200.7	$3,901.3	8%
Cost of Products Sold	1,528.5	1,503.8	2%
Gross Profit	$2,672.2	$2,397.5	11%
Gross Margin	63.6%	61.5%

        Gross margin improvement versus the prior year was driven by pricing and strong productivity as well as lower pension and post-employment costs, primarily resulting from the portion of the pension and other post-employment mark-to-market adjustment recognized in cost of products sold. The mark-to-market adjustment resulted in recognition of a gain of $1.3 million in 2013 compared to a loss of $21.2 million in 2012.

In the fourth quarter of 2013, MJN saw a significant rise in dairy prices which we expect to have a negative impact on our gross margin for 2014.
Expenses

	Years Ended December 31,			% of Net Sales
(Dollars in millions)	2013	2012	% Change	2013	2012
Selling, General and Administrative	$903.5	$904.5	—%	22%	23%
Advertising and Promotion	645.1	552.8	17%	15%	14%
Research and Development	100.2	100.1	—%	2%	3%
Other Expenses/(Income)—net	48.5	4.8	910%	1%	—%

Selling, General and Administrative Expenses
        Selling, general and administrative expenses (“SG&A”) decreased year over year as a result of lower pension and other post-employment costs, the elimination of prior year expenses for IT/other separation costs related to the completion of our stand-alone operating structure, the relocation of our regional office in Asia and the implementation of our new business model in Europe. These decreases in cost were offset almost entirely by higher sales force, performance-based compensation and marketing expenses.
The reduction in pension and other post-employment costs was primarily driven by the portion of the pension and other post-employment mark-to-market adjustment recognized in SG&A, resulting in recognition of a gain of $9.3 million in 2013 compared to a loss of $32.2 million in 2012.

Advertising and Promotion Expenses
        Our advertising spending primarily includes television and other consumer media. Promotion activities primarily include product evaluation and education provided to health care professionals and consumers, where permitted by regulation. The increase in advertising and promotion expenses reflected demand-generation investments in support of our strategic growth initiatives.
Research and Development Expenses
        Our R&D expenses include the continued investment in our innovation capability, product pipeline and quality compliance programs.
Other Expenses—net

	Years Ended December 31,
(In millions)	2013	2012
Foreign exchange (gains)/losses—net	$9.3	$(3.1)
Administrative penalty (China)	33.4	—
Severance and other costs	2.2	8.0
Gain on sale of non-core intangible assets	—	(6.5)
Legal settlements	7.0	—
Other—net	(3.4)	6.4
Other expenses—net	$48.5	$4.8

        In 2013 an administrative penalty was assessed by China’s NDRC in connection with the China Antitrust Review.
Earnings before Interest and Income Taxes
       Earnings before interest and income taxes (“EBIT”) from our three reportable segments, Asia, Latin America and North America/Europe, is reduced by Corporate and Other expenses. Corporate and Other consists of our pension and other post-employment mark-to-market adjustment, unallocated general and administrative expenses, global business support activities, including R&D, marketing and supply chain costs; and income or expenses incurred within the reportable segments that are not reflective of ongoing operations and affect the comparability of the reportable segments’ results.

	Years Ended December 31,			% of Net Sales
(Dollars in millions)	2013	2012	% Change	2013	2012
Asia	$796.2	$725.4	10%	37%	37%
Latin America	207.2	177.2	17%	24%	24%
North America/Europe	255.0	251.9	1%	22%	21%
Corporate and Other	(283.5)	(319.2)	11%	n/a	n/a
EBIT	$974.9	$835.3	17%	23%	21%

        The Asia increase in EBIT was primarily related to sales growth and improved gross margin, partially offset by higher demand-generation investments.

         The Latin America increase in EBIT was primarily related to sales growth and improved gross margin, partially offset by higher demand-generation investments.

         The North America/Europe increase in EBIT was primarily related to an improved gross margin due to pricing and our new business model in Europe, offset by higher demand-generation investments.

         Corporate and Other expenses decreased compared to the prior year period as a result of lower pension and other post-employment benefit costs, the elimination of prior year IT/other separation costs related to the completion of our stand-alone operating structure, the prior year relocation of our regional office in Asia and the 2012 implementation of our new business model in Europe. These lower expenses were partially offset by a $33.4 million charge related to the administrative penalty assessed by China’s NDRC in connection with the China Antitrust Review and current year foreign exchange transaction losses.

The reduction in pension and other post-employment benefit costs was primarily driven by our pension and other post-employment mark-to-market adjustment, which resulted in a gain of $12.0 million in 2013 compared to a loss of $58.9 million in 2012. The $70.9 million difference in pension and other post-employment mark-to-market adjustments recognized in 2013 compared to 2012 is primarily the result of a 100 basis point increase in discount rates during 2013 compared to a 75 basis point decrease in discount rates during 2012 for our U.S. Pension Plan, as defined below under the section titled “Significant Accounting Estimates.”

Interest Expense—net
        Interest expense-net for the year ended December 31, 2013 totaled $50.6 million, down $14.4 million from the prior year. The decrease in interest expense is primarily a result of the July 2013 retirement of the short-term note payable incurred in connection with our 2012 acquisition in Argentina (the “Argentine Acquisition”), increased capitalization of interest expense associated with the construction of our new manufacturing and technology center in Singapore and higher interest income. The weighted-average interest rate on our long-term debt, including the impact of terminated interest rate swaps and the 2013 retirement of the note payable related to the Argentine Acquisition (the “Argentine Acquisition Note Payable”), was 4.2% and 4.5% for the years ended December 31, 2013 and 2012, respectively.
Income Taxes
        The effective tax rate (“ETR”) for the year ended December 31, 2013 and 2012 was 25.4% and 23.6%, respectively. The higher effective tax rate was primarily attributable to favorable adjustments in 2012 associated with prior years' tax filings and the 2013 administrative penalty related to the China antitrust review, which is non-deductible for tax purposes.
Net Earnings Attributable to Noncontrolling Interests
       Net earnings attributable to noncontrolling interests consists of approximately 20%, 11% and 10% interest held by third parties in the our operating entities in Argentina, China and Indonesia, respectively.
Net Earnings Attributable to Shareholders
        For the foregoing reasons, net earnings attributable to shareholders for the year ended December 31, 2013 increased 18% to $683.8 million compared with the year ended December 31, 2012.

Results of Operations
Year Ended December 31, 2012 Compared to Year Ended December 31, 2011
Below is a summary of comparative results of operations for the years ended December 31, 2012 and 2011:

				% of Net Sales
(In millions, except per share data)	2012	2011	% Change	2012	2011
Net Sales	$3,901.3	$3,677.0	6%
Earnings before Interest and Income Taxes	835.3	698.2	20%	21%	19%
Interest Expense—net	65.0	52.2	25%	1%	1%
Earnings before Income Taxes	770.3	646.0	19%	20%	18%
Provision for Income Taxes	182.0	178.8	2%	5%	5%
Effective Tax Rate	23.6%	27.7%
Net Earnings	588.3	467.2	26%	15%	13%
Less: Net Earnings Attributable to Noncontrolling Interests	7.9	10.5	(25)%	—%	—%
Net Earnings Attributable to Shareholders	580.4	$456.7	27%	15%	12%
Weighted-Average Common Shares— Diluted	204.3	205.0
Earnings per Common Share—Diluted	$2.83	$2.22	27%

        The results for the years ended December 31, 2012 and 2011 included Specified Items and are listed in the table below:

	Years Ended December 31,
(In millions)	2012	2011
IT/other separation costs	$19.9	$74.7
Gain on sale of certain non-core intangible assets	(6.5)	—
Severance and other costs	21.1	11.6
Legal, settlements and related costs	2.8	7.6
Pension and other post-employment mark-to-market adjustment	58.9	91.5
Specified Items before income taxes	$96.2	$185.4
Income tax impact on items above	(32.6)	(62.4)
Specified Items after taxes	$63.6	$123.0

        The decrease in Specified Items compared to the prior year reflects the completion of our stand-alone operating infrastructure and a $32.6 million decrease in the pension and other post-employment mark-to-market adjustment, primarily driven by discount rate movements within each year.

Net Sales
        Our net sales by reportable segment are shown in the table below:

	Years Ended December 31,			% Change Due to
(Dollars in millions)	2012	2011	% Change	Volume		Price/Mix	Foreign Exchange
Asia	$1,967.0	$1,827.8	8%	—%		7%	1%
Latin America	752.5	619.4	21%	20%	(1)	7%	(6)%
North America/Europe	1,181.8	1,229.8	(4)%	(7)%		4%	(1)%
Net Sales	$3,901.3	$3,677.0	6%	1%		6%	(1)%
(1) Our acquisition in Argentina represented 10% of Latin America net sales increase.

        Asia sales accounted for more than 50% of our net sales in 2012 and grew 8% year over year primarily as a result of price increases throughout the segment. Volume increased due to broad-based category growth but was offset in its entirety by market share loss in China that occurred towards the end of the second quarter. However, during the second half of 2012, we made significant progress in recovering this market share. In addition, although distributors’ inventory levels increased in China in the first half of 2012 as a result of the market share decline, by year end they had returned to levels similar to those seen at the beginning of the year.

Latin America sales increased 21%, of which 10% was due to the Argentine Acquisition. The increase in volume was driven by broad gains in market share across the segment. Price increases in Venezuela, Mexico and Brazil helped mitigate the impact of high inflation in these markets.

The decrease in sales in North America/Europe reflected lower U.S. market share as well as lower category consumption and births, partially offset by higher prices. Market share was lower in comparison to the prior year when we benefited from a competitor’s recall and due to the impact in 2012 of the unfounded media reports in December 2011 alleging product contamination in the United States. Investigating governmental agencies found no contamination in sealed containers of our product, but the resulting uncertainty caused some consumers to switch away from our brand.
        Our net sales by product category are shown in the table below:

	Years Ended December 31,
(Dollars in millions)	2012	2011	% Change
Infant Formula	$2,295.5	$2,188.7	5%
Children’s Nutrition	1,487.0	1,394.4	7%
Other	118.8	93.9	27%
Net Sales	$3,901.3	$3,677.0	6%

        Infant formula accounts for approximately 90% of our sales in North America/Europe and approximately half of our sales in each of our Asia and Latin America segments.
        We recognize revenue net of various sales adjustments to arrive at net sales as reported on the statements of earnings. These adjustments are referred to as gross-to-net sales adjustments. The reconciliation of our gross sales to net sales is as follows:

	Years Ended December 31,		% of Gross Sales
(Dollars in millions)	2012	2011	2012	2011
Gross Sales	$5,038.5	$4,730.7	100%	100%
Gross-to-Net Sales Adjustments
WIC Rebates	730.0	700.7	14%	15%
Sales Discounts	191.9	149.8	4%	3%
Returns	82.5	81.8	2%	2%
Cash Discounts	45.2	47.5	1%	1%
Coupons and Other Adjustments	55.6	42.4	1%	1%
Prime Vendor Charge-Backs	32.0	31.5	1%	—%
Total Gross-to-Net Sales Adjustments	1,137.2	1,053.7	23%	22%
Total Net Sales	$3,901.3	$3,677.0	77%	78%

        Total gross-to-net sales adjustments were consistent as a percentage of gross sales with the prior year. The total dollar amount of WIC rebates in the United States increased due to retail list price increases and changes in certain WIC contracts during 2012 and the second half of 2011.

Gross Profit

	Years Ended December 31,
(Dollars in millions)	2012	2011	% Change
Net Sales	$3,901.3	$3,677.0	6%
Cost of Products Sold	1,503.8	1,391.0	8%
Gross Profit	$2,397.5	$2,286.0	5%
Gross Margin	61.5%	62.2%

        The gross margin decline was attributable primarily to the North America/Europe segment and resulted from higher commodity costs, primarily dairy inputs, and unfavorable manufacturing variances attributed largely to lower production volumes. These factors were partially offset by increased prices, productivity gains and lower pension and other post-employment benefit costs. Lower pension and other post-employment benefit costs were primarily driven by the portion of the pension and other post-employment mark-to-market adjustment recognized in cost of products sold. The mark-to-market adjustment resulted in losses of $21.2 million and $30.7 million in 2012 and 2011, respectively.

Expenses

	Years Ended December 31,			% of Net Sales
(Dollars in millions)	2012	2011	% Change	2012	2011
Selling, General and Administrative	$904.5	$975.4	(7)%	23%	27%
Advertising and Promotion	552.8	501.7	10%	14%	14%
Research and Development	100.1	100.8	(1)%	3%	3%
Other Expenses/(Income)—net	4.8	9.9	(52)%	—%	—%

Selling, General and Administrative Expenses
        SG&A decreased due to the completion of our stand-alone operating infrastructure, lower pension and other post-employment benefit costs, and lower performance-based compensation expense, partially offset by an increase in sales force and distribution expenses supporting sales growth.
The reduction in pension and other post-employment costs was primarily driven by the portion of the pension and post-employment mark-to-market adjustment recognized in SG&A, resulting in recognition of a loss of $32.2 million in 2012 compared to a loss of $52.0 million in 2012.
Advertising and Promotion Expenses
        Our advertising spending primarily includes television and other consumer media. Promotion activities primarily include product evaluation and education provided to health care professionals and consumers, where permitted by regulation. The increase in advertising and promotion expenses reflected demand-generation investments in support of our strategic growth initiatives.
Research and Development Expenses
        Our R&D expenses include the continued investment in our innovation capability, product pipeline and quality compliance programs.
Other Expenses—net

	Years Ended December 31,
(In millions)	2012	2011
Foreign exchange (gains)/losses—net	$(3.1)	$(9.7)
Severance and other costs	8.0	9.9
Gain on sale of non-core intangible assets	(6.5)	—
Other—net	6.4	9.7
Other expenses—net	$4.8	$9.9
Earnings before Interest and Income Taxes
        EBIT from our three reportable segments, Asia, Latin America and North America/Europe, is reduced by Corporate and Other expenses. Corporate and Other consists of our pension and other post-employment mark-to-market adjustment, unallocated general and administrative expenses, global business support activities, including R&D, marketing and supply chain costs; and income or expenses incurred within the reportable segments that are not reflective of ongoing operations and affect the comparability of the reportable segments’ results.

	Years Ended December 31,			% of Net Sales
(Dollars in millions)	2012	2011	% Change	2012	2011
Asia	$725.4	$672.5	8%	37%	37%
Latin America	177.2	139.2	27%	24%	22%
North America/Europe	251.9	312.7	(19)%	21%	25%
Corporate and Other	(319.2)	(426.2)	(25)%	n/a	n/a
EBIT	$835.3	$698.2	20%	21%	19%

        The increase in EBIT for Asia was primarily related to sales growth and a higher gross margin, partially offset by higher expenses, such as advertising and promotion and sales force growth.

        The increase in EBIT for Latin America was primarily related to sales growth, partially offset by higher expenses, such as advertising and promotion.
        The North America/Europe decline in EBIT was primarily attributable to a decline in sales, along with a lower gross margin due to higher commodity costs, primarily dairy inputs, and unfavorable manufacturing variances attributed largely to lower production volumes in the United States.
        Corporate and Other expenses decreased due to the completion of our stand-alone operating infrastructure, lower pension and other post-employment costs and lower performance-based compensation expense.

The reduction in pension and other post-employment benefit costs was primarily driven by our pension and other post-employment mark-to-market adjustment, which resulted in a loss of $58.9 million in 2012 compared to a loss of $91.5 million in 2011. The $32.6 million change in the pension and other post-employment mark-to-market adjustment was driven by a 75 basis point decrease in discount rates during 2012 compared to a 175 basis point decrease in discount rates during 2011.

Interest Expense—net
        Interest expense for the year ended December 31, 2012 primarily represented interest incurred on $1.5 billion of long-term notes and the short-term note payable related to our Argentine Acquisition. The increase in interest expense reflected the prior year's termination of our fixed-to-floating interest rate swaps and the Argentine Acquisition Note Payable. The weighted-average interest rate on our long-term debt, including the impact of the swaps and Argentine Acquisition Note Payable, was 4.5% and 4.0% for the years ended December 31, 2012 and 2011, respectively.
Income Taxes
        The ETR for the year ended December 31, 2012 and 2011 was 23.6% and 27.7%, respectively. The ETR was primarily attributable to favorable adjustments associated with prior years’ tax filings, changes in management’s assertion that certain current and prior years’ foreign earnings and profits are permanently invested abroad and changes in the geographic earnings mix.
Net Earnings Attributable to Noncontrolling Interests
        Net earnings attributable to noncontrolling interests consists of approximately 20%, 11% and 10% interest held by third parties in our operating entities in Argentina, China and Indonesia, respectively.
Net Earnings Attributable to Shareholders
        For the foregoing reasons, net earnings attributable to shareholders for the year ended December 31, 2012 increased 27% to $580.4 million compared with the year ended December 31, 2011.

Liquidity and Capital Resources
Overview
        Our primary sources of liquidity are cash on hand, cash from operations and available borrowings under our $500.0 million revolving credit facility. Cash flows from operating activities represent the inflow of cash from our customers net of the outflow of cash for raw material purchases, manufacturing, operating expenses, interest and taxes. Cash flows used in investing activities primarily represent capital expenditures for equipment, buildings and computer software and acquisitions. Cash flows used in financing activities primarily represent dividend payments, proceeds and repayments of short-term borrowings and share repurchases.
        Cash and cash equivalents totaled $1,050.8 million at December 31, 2013 of which $692.5 million was held outside of the United States. Cash and cash equivalents totaled $1,042.1 million as of December 31, 2012, of which $486.7 million was held outside of the United States.

        During 2013, we repatriated approximately $74 million of cash to the United States from multiple jurisdictions whose earnings and profits are not permanently invested abroad. During 2012, we repatriated approximately $660 million of cash to the United States from multiple jurisdictions of which approximately $409 million was repatriated as a return of basis.  We have no current plans to repatriate cash in a similar return of basis transaction.

        As a result of our evaluation of our global cash position, management has asserted that current and prior year earnings and profits in certain foreign jurisdictions are permanently invested abroad. We will continue to evaluate our global cash position and our determination as to whether earnings and profits of certain other foreign jurisdictions are permanently invested abroad. As of December 31, 2013, approximately $343 million of cash and cash equivalents were held by foreign subsidiaries whose undistributed earnings are considered permanently invested. Our intent is to invest these earnings in our foreign operations and our current plans do not demonstrate a need to repatriate them to fund our U.S. operations. If we decide at a later date to repatriate these earnings to the United States, we would be required to provide U.S. taxes on these amounts.

        The declaration and payment of dividends is at the discretion of our board of directors and depends on many factors, including our financial condition, earnings, legal requirements, restrictions under the terms of our debt agreements and other relevant factors. Cash dividends paid for the years ended December 31, 2013, 2012 and 2011 were $267.7 million, $236.7 million and $205.7 million, respectively.
        Our board of directors previously authorized the repurchase of up to $300.0 million of our common stock (the “2010 Authorization”). The 2010 Authorization was primarily intended to offset the dilutive effect on earnings from stock-based compensation. The 2010 Authorization ends on May 1, 2015; however, during the year ended December 31, 2013, we completed all purchases remaining under the 2010 Authorization. From the date of such authorization through December 31, 2013, 4.2 million shares were repurchased at an average cost per share of $71.21.
        In September 2013, our board of directors approved a new share repurchase authorization of up to an additional $500.0 million of our common stock (the "2013 Authorization"). The 2013 Authorization is intended to offset the dilutive effect on earnings per share from stock-based compensation and allow for opportunistic stock purchases to return capital to stockholders. The 2013 Authorization does not have an expiration date. From the date of such authorization through December 31, 2013, 0.1 million shares were repurchased at an average cost of $84.06. As of December 31, 2013, we had $490.3 million available for further repurchases under the authorization.
Cash Flows
        We believe that cash on hand, cash from operations, and the available credit facility will be sufficient to support our working capital needs, pay our operating expenses, satisfy debt obligations, fund capital expenditures and make dividend payments.

	Years Ended December 31,
(Dollars in millions)	2013	2012	2011
Cash flow provided by/(used in):
Operating Activities
Net Earnings	$689.2	$588.3	$467.2
Depreciation and Amortization	83.1	76.9	75.3
Other	53.4	96.6	79.8
Changes in Assets and Liabilities	0.3	(40.8)	20.2
Pension and Other Post-Employment Benefits Contributions	(19.4)	(28.3)	(9.7)
Total Operating Activities	806.6	692.7	632.8
Investing Activities	(240.5)	(228.8)	(112.6)
Financing Activities	(545.7)	(267.5)	(275.2)
Effects of Changes in Exchange Rates on Cash and Cash Equivalents	(11.7)	5.4	(0.3)
Net Increase in Cash and Cash Equivalents	$8.7	$201.8	$244.7
Year Ended December 31, 2013 Compared to Year Ended December 31, 2012
        Cash flow provided from operating activities increased by $113.9 million in 2013 compared to 2012. Higher net earnings, along with lower cash paid for income taxes and performance-based compensation as well as lower cash contributions to our U.S. defined benefit pension plan partially offset a higher requirement for working capital, defined as accounts receivable plus inventory less accounts payable.
        Cash flow used in investing activities increased $11.7 million in 2013 compared to 2012 due primarily to higher capital expenditures partially offset by the Argentine Acquisition.
        Cash flow used in financing activities was $545.7 million for the year ended December 31, 2013, consisting primarily of $267.7 million of dividend payments, $165.4 million repayments of short-term borrowings and $106.0 million of treasury stock repurchases. Cash flow used in financing activities was $267.5 million for the year ended December 31, 2012, primarily from dividend payments of $236.7 million, treasury stock repurchases of $154.9 million and the Argentine Acquisition Note Payable of $52.6 million, offset by revolver borrowings of $161.0 million.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011
        Cash flow provided from operating activities increased by $59.9 million in 2012 compared with 2011. Higher earnings and lower requirements for working capital were offset partially by higher cash paid for income taxes. The 2012 decrease in inventories reflected the impact from the December 2011 advance purchase of approximately $80 million for select dairy inputs.
        Cash flow used in investing activities increased $116.2 million in 2012 compared to 2011 due primarily to the Argentine Acquisition.
        Cash flow used in financing activities was $267.5 million for the year ended December 31, 2012, primarily from dividend payments of $236.7 million, treasury stock repurchases of $154.9 million and the Argentine Acquisition Note Payable of $52.6 million, offset by revolver borrowings of $161.0 million.
Capital Expenditures
        Capital expenditures and the cash outflow for capital expenditures were as follows:

(In millions)	Capital expenditures	Cash outflow for capital expenditures
Year ended December 31, 2013	$251.1	$240.4
Year ended December 31, 2012	170.3	124.4
Year ended December 31, 2011	121.6	109.5

        Capital expenditures included investments primarily in a new spray dryer and research and development capabilities. In December 2011, we announced a three-year planned capital expenditure for a new manufacturing and technology center in Singapore. In 2013, we spent approximately $142 million for the second year of the capital expenditure in Singapore bringing our spending to date for the project to $220 million. In 2014, we expect capital expenditures to be approximately $180 million, including $35 million for the third year of the capital expenditure in Singapore, and continued emphasis on growth and innovation. We expect to fund capital expenditures from our cash flow generated by operations.
Revolving Credit Facility Agreement
        In June 2011, the Company entered into a five-year revolving credit facility agreement (“Credit Facility”). Borrowings from the Credit Facility are to be used for working capital and other general corporate purposes. The Credit Facility is unsecured and repayable at maturity in June 2016, and subject to annual extensions if a sufficient number of lenders agree. The maximum amount of outstanding borrowings and letters of credit permitted at any one time under the Credit Facility is $500.0 million, which may be increased from time to time up to $750.0 million at our request and with the consent of the lenders, subject to satisfaction of customary conditions.
        The Credit Facility contains customary covenants, including covenants applicable to limiting liens, substantial asset sales and mergers. Most of these restrictions are subject to certain minimum thresholds and exceptions. The Credit Facility contains financial covenants whereby the ratio of consolidated total debt to consolidated Earnings Before Interest, Income Taxes, Depreciation and Amortization (“EBITDA”) cannot exceed 3.25 to 1.0, and the ratio of consolidated EBITDA to consolidated interest expense cannot be less than 3.0 to 1.0. We were in compliance with all financial covenants as of December 31, 2013.
        Borrowings under the Credit Facility bear interest at a rate that is determined as a base rate plus a margin. The base rate is either (a) LIBOR for a specified interest period, or (b) a floating rate based upon JPMorgan Chase Bank's prime rate, the Federal Funds rate or LIBOR. The margin is determined by reference to the Company's credit rating. The margin can range from 0.075% to 1.45% over the base rate. In addition, we incur an annual 0.2% facility fee on the entire facility commitment of $500.0 million.
        If our corporate credit rating falls below (i) Baa3 by Moody's Investors Service, Inc. (“Moody's”) and (ii) BBB- by Standard & Poor's Ratings Service (“S&P”), then Mead Johnson & Company shall automatically be deemed to guarantee the obligations under the Credit Facility. Moody's credit rating for MJN is currently Baa1. S&P's credit rating for MJN is currently BBB.
        As of December 31, 2013, we had no borrowings outstanding under our Credit Facility. As of December 31, 2012, we borrowed $161.0 million against our Credit Facility for general corporate purposes, including payment for acquisition debt obligations and funding of current and future capital expenditures.

Argentine Acquisition Note Payable

        On March 15, 2012, we completed the Argentine Acquisition (See “Item 8. Financial Statements - Note 8. Redeemable Noncontrolling Interest” for discussion of the Argentine Acquisition). Of the ARS850.7 million purchase price payable, ARS377.6 million was financed through a note payable. The remaining balance of the note payable was paid on July 10, 2013. Through March 15, 2013, the annual interest rate for the note payable was 14%. Effective as of March 16, 2013, the note was converted to U.S. dollar-denominated indebtedness, the annual interest rate was automatically reduced to 0.85%, and the note accrued interest at that rate through our final payment.

Long-Term Debt
        The components of our long-term debt are detailed in the table below:

Description	Principal Amount	Interest Rate	Maturity
2014 Notes	$500.0 million	3.50% fixed	November 1, 2014
2019 Notes	$700.0 million	4.90% fixed	November 1, 2019
2039 Notes	$300.0 million	5.90% fixed	November 1, 2039
        Our long-term debt has a principal value of $1,500 million, of which $500 million is considered current as it matures on November 1, 2014. As we plan to refinance a portion of our long-term notes in 2014, we entered into interest rate forward starting swaps with a combined notional value of $500 million. The forward starting rates of the swaps range from 3.79% to 3.94% and an effective date of October 31, 2014. The forward starting swaps effectively mitigate the interest rate exposure associated with our planned refinancing of a portion of our long-term debt.
        Our long-term debt may be prepaid at any time, in whole or in part, at a redemption price equal to the greater of par value or an amount calculated based upon the sum of the present values of the remaining scheduled payments. Upon a change of control, we may be required to repurchase the notes in an amount equal to 101% of the then outstanding principal amount plus accrued and unpaid interest. Interest on the notes are due semi-annually, and the notes are not subject to amortization.
        For additional information on our long-term debt, acquisition and interest rate swaps, see “Item 8. Financial Statements – Note 15. Debt and Note 16. Derivatives.”

Contractual Obligations
        As of December 31, 2013, our contractual obligations and other commitments were as follows:

	Payments due by December 31,
(In millions)	2014	2015	2016	2017	2018	Thereafter	Total
Operating lease obligations	$36.4	$29.5	$20.8	$15.5	$14.3	$22.3	$138.8
Capital lease obligations	1.2	1.1	0.9	0.4	—	—	$3.6
Purchase obligations	139.3	52.2	54.6	41.0	40.3	49.5	$376.9
Short-term borrowings	2.0	—	—	—	—	—	$2.0
Long-term debt	500.0	—	—	—	—	1,000.0	$1,500.0
Interest payments	69.7	52.0	52.0	52.0	52.0	406.0	$683.7

Total	$748.6	$134.8	$128.3	$108.9	$106.6	$1,477.8	$2,705.0
        Our operating lease obligations are generally related to real estate leases for offices, manufacturing-related leases, and vehicle leases. Capital lease obligations relate to assets used for interplant transportation of materials and finished goods. Purchase obligations are for unconditional commitments related to a master service agreement with IBM for information technology, accounting and indirect procurement services; for the purchase of materials used in manufacturing; and for promotional services. The future interest payments include coupon payments on our long-term debt.
Additionally, liabilities for uncertain tax positions and pension and other post-employment benefits are excluded from the table above as we are unable to reasonably predict the ultimate amount or timing of a cash settlement of such liabilities. See “Item 8. Financial Statements – Note 4. Income Tax and Note 7. Employee Benefits” for more information.

Off-Balance Sheet Arrangements
        Pursuant to an Amended and Restated Tax Matters Agreement with BMS, we agreed to indemnify BMS for (i) any tax payable with respect to any separate tax return that we are required to file or cause to be filed, (ii) any tax incurred as a result of any gain that may be recognized by a member of the BMS affiliated group with respect to a transfer of certain foreign affiliates by us in preparation for our 2009 initial public offering (“IPO”), and (iii) any tax arising from the failure or breach of any representation or covenant made by us which failure or breach results in the intended tax consequences of the split-off transaction not being achieved.
        We do not use off-balance sheet derivative financial instruments to hedge or partially hedge interest rate exposure nor do we maintain any other off-balance sheet arrangements for the purpose of credit enhancement, hedging transactions or other financial or investment purposes.

Significant Accounting Estimates
        In presenting our financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”), we are required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, costs and expenses and related disclosures.
        Some of the estimates and assumptions that we are required to make relate to matters that are inherently uncertain as they pertain to future events. We base these estimates and assumptions on historical experience or on various other factors that we believe to be reasonable and appropriate under the circumstances. On an on-going basis, we reconsider and evaluate our estimates and assumptions. Actual results may differ significantly from these estimates. Future results may differ from our estimates under different assumptions or conditions.
        We believe that the significant accounting estimates listed below involve our more significant judgments, assumptions and estimates and, therefore, could have the greatest potential impact on our financial statements.
        For information on our accounting policies, see “Item 8. Financial Statements – Note 2. Accounting Policies.”
Revenue Recognition
        We recognize revenue when substantially all the risks and rewards of ownership have transferred to the customer. Revenue is recognized on the date MJN’s products are received by the purchaser. Revenues are reduced at the time of recognition to reflect expected returns that are estimated based on historical experience and business trends. Additionally, provisions are made at the time of revenue recognition for discounts, WIC rebates and estimated sales allowances based on historical experience, updated for changes in facts and circumstances, as appropriate. Such provisions are recorded as a reduction of revenue. We offer sales incentives to customers and consumers through various programs consisting primarily of customer pricing allowances, merchandising funds and consumer coupons. Provisions are made at the time of revenue recognition for these items based on historical experience, updated for changes in facts and circumstances, as appropriate. Such provisions are recorded as a reduction of revenue.
        WIC Rebates—We participate on a competitive bidding basis in nutrition programs sponsored by states, tribal governments, the Commonwealth of Puerto Rico, and U.S. territories for WIC. Under these programs, we reimburse these entities for the difference between our wholesaler list price and the contract price on eligible products. We account for WIC rebates by establishing an accrual in an amount equal to our estimate of WIC rebate claims attributable to a sale. We determine our estimate of the WIC rebate accrual primarily based on historical experience regarding WIC rebates and current contract prices under the WIC programs. We consider levels of inventory in the distribution channel, new WIC contracts, terminated WIC contracts, changes in existing WIC contracts and WIC participation, and adjust the accrual periodically throughout the year to reflect actual expense. WIC rebate accruals were $199.7 million and $206.5 million at December 31, 2013 and 2012, respectively, and are included in accrued rebates and returns on our balance sheet. Rebates under the WIC program reduced revenues by $702.3 million, $730.0 million, and $700.7 million in the years ended December 31, 2013, 2012 and 2011, respectively.
        Sales Returns—We account for sales returns by establishing an accrual in an amount equal to our estimate of sales recorded for which the related products are expected to be returned. We determine our estimate of the sales return accrual primarily based on historical experience regarding sales returns, but also consider other factors that could impact sales returns such as discontinuations and new product introductions. Sales return accruals were $44.8 million and $46.4 million at December 31, 2013 and 2012, respectively, and are included in accrued rebates and returns on our balance sheet. Returns reduced sales by $81.0 million, $82.5 million, and $81.8 million for the years ended December 31, 2013, 2012 and 2011, respectively.
Income Taxes
        The ETR reflects statutory tax rates in the various jurisdictions in which we operate, including tax rulings and agreements, management’s assertion that certain foreign earnings and profits are permanently invested abroad and management’s estimate of appropriate reserves against uncertain tax positions. Significant judgment is required in determining the ETR and in evaluating the uncertainty in tax positions.

        The provision for income taxes has been determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax basis of our assets and liabilities. Deferred tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable earnings in effect for the years in which those tax attributes are expected to be recovered or paid, and are adjusted for changes in tax rates and tax laws when changes are enacted. The ultimate liability incurred by us may differ from the provision estimates based on a number of factors, including interpretations of tax laws and the resolution of examinations by the taxing authorities.
        Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. The assessment of whether or not a valuation allowance is required often requires significant judgment including the long-range forecast of future taxable earnings and the evaluation of tax planning initiatives. Adjustments to the deferred tax valuation allowances are made to earnings in the period when such assessments are made.
        Changes in uncertain tax positions and changes in valuation allowances could be material to our results of operations for any period, but are not expected to be material to our financial position.
Goodwill and Indefinite-lived Intangible Assets
        Goodwill is not amortized but is tested for impairment annually and whenever events or changes in circumstances indicate that impairment may have occurred. We utilize a two-step quantitative assessment to test for impairment. The first step involves a comparison of the fair value of a reporting unit with its carrying value. If the carrying value of the reporting unit exceeds its fair value, the second step of the process involves a comparison of the implied fair value and carrying value of the goodwill of that reporting unit. If the carrying value of the goodwill of a reporting unit exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to the excess. In evaluating the recoverability of goodwill, it is necessary to estimate the fair value of reporting units, which is generally based on a discounted cash flow model. In making this assessment, the Company relies on a number of factors to discount anticipated future cash flows including operating results, business plans and present value techniques. Growth rates for sales and profits are determined using inputs from our annual planning process. We also make estimates of discount rates, perpetuity growth assumptions and other factors. Many of the factors used in assessing fair value are outside the control of the Company and it is reasonably likely that assumptions and estimates can change in future periods. These changes can result in future impairments. We completed the annual goodwill impairment assessment during the first quarter of 2013, 2012 and 2011 and no impairment of goodwill was required as we determined that the fair values of our reporting units were substantially in excess of respective carrying amounts. During the third quarter of 2013 we changed our annual impairment testing date from January 1 to July 1 to better align with the timing of our annual and long-term planning process, which is a significant input in the testing process. As a result, we completed impairment testing again in the third quarter of 2013 and no impairment of goodwill was required as we determined that the fair values of our reporting units were substantially in excess of respective carrying amounts.
As a result of our Argentine Acquisition in 2012 we recognized $172.8 million of goodwill as of the acquisition date, which represents a majority of our goodwill balance as of December 31, 2013. Although management currently believes operations in reporting units to which goodwill was allocated can support the value of recorded goodwill, a change in assumptions driven by macro-economic conditions or degradation in the Argentine consumer market that undermines the reporting unit's ability to achieve targeted profit levels may result in an impairment of the recorded goodwill.
Similarly, impairment testing of our other indefinite-lived intangible assets, primarily one trademark, requires a comparison of carrying value to fair value of that particular asset annually and whenever events or changes in circumstances indicate that impairment may have occurred. To test these assets for impairment, we estimate the fair value of each asset based on a discounted cash flow model using various inputs, including projected revenues, an assumed royalty rate, and a discount rate. Changes in these estimates and assumptions could impact the assessment of impairment in the future.
Pension and Other Post-Employment Benefits
        Our defined benefit pension plans and other post-employment benefit plans are accounted for using actuarial valuations. Management, in consultation with our actuaries, is required to make significant subjective judgments about a number of actuarial assumptions, including discount rates, long-term returns on pension plan assets, retirement, health care cost trend rates and mortality rates. Depending on the assumptions and estimates used, the pension and other post-employment benefit expense could vary within a range of outcomes and have a material effect on projected benefit obligations. Our key assumptions used in calculating the cost of pension benefits are the discount rate and expected long term returns on pension plan assets. Actual results in any given year may differ from those estimated because of economic and other factors.
        The discount rate assumptions used to value the pension and other post-employment benefit obligations reflect the yield to maturity of high quality corporate bonds that coincides with the cash flows of the plans’ estimated payouts. In developing the expected rate of return on pension plan assets, we estimate returns for individual asset classes with input from external advisors using an asset value at the balance sheet date. We also consider long-term historical returns on the asset classes, the investment mix of pension plan assets, investment manager performance and projected future returns of the asset classes.
        Our principal pension plan is the Mead Johnson & Company Retirement Plan, LLC in the United States (“U.S. Pension Plan”), which is a frozen plan and represents approximately 75% of our total pension assets and obligations. The assumptions used to determine net periodic benefit costs for the year are established at the beginning of the plan year and the assumptions used to determine benefit obligation are established as of the balance sheet date. The key assumptions for the U.S. Pension Plan were as follows:

Used to determine net periodic benefit cost for the years ended December 31,	2013	2012
Discount rate	3.00%	3.75%
Expected long-term return on pension plan assets	6.00%	6.25%

Used to determine benefit obligation as of December 31,	2013	2012
Discount rate	4.00%	3.00%
        The obligation for the U.S. Pension Plan decreased by $57.5 million during 2013, primarily due to the increase in the discount rate. The change in the discount rate assumption reflected higher corporate bond rates.
        The following table shows the impact on pension expense of hypothetical changes in certain rates assumed for the U.S. pension plan:

		Increase/(Decrease) in Expense		Increase/(Decrease) in Obligation
(Dollars in millions)	Change in Rate	Increase in Rate	Decrease in Rate	Increase in Rate	Decrease in Rate
Impact of change in rates:
Discount rate	Increase / (Decrease) 100 basis points	$1.7	$(2.0)	$(23.0)	$27.3
Expected long-term rate of return on pension plan assets	Increase / (Decrease) 100 basis points	$(2.4)	$2.4	N/A	N/A

       See “Item 8. Financial Statements – Note 7. Employee Benefits” for additional information on our pension and other post-employment benefits.

Special Note Regarding Forward-Looking Statements
        This report and other written and oral statements we make from time to time contain certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these forward-looking statements by the fact they use words such as “should,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance. You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements are based on current expectations and involve inherent risks, uncertainties, and assumptions including factors that could delay, divert or change any of them, and could cause actual outcomes to differ materially from current expectations. These statements are likely to relate to, among other things, our goals, plans and projections regarding its financial position, results of operations, cash flows, market position, product development, product approvals, sales efforts, expenses, capital expenditures, performance or results of current and anticipated products and the outcome of contingencies such as legal proceedings and financial results, which are based on current expectations that involve inherent risks and uncertainties, including internal or external factors that could delay, divert or change any of them in the next several years. We have included important factors in the cautionary statements included in “Item 1A. Risk Factors,” included in our Annual Report on Form 10-K that we believe could cause actual results to differ materially from any forward-looking statement.
        Although we believe we have been prudent in our plans and assumptions, we can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and we caution readers not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of new information, future events or otherwise.

Item 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
Mead Johnson Nutrition Company
Glenview, Illinois

We have audited the accompanying consolidated balance sheets of Mead Johnson Nutrition Company and subsidiaries (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of earnings, comprehensive income, equity (deficit) and redeemable noncontrolling interest, and cash flows for each of the three years in the period ended December 31, 2013. Our audits also included the accompanying financial statement schedule. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Mead Johnson Nutrition Company and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, the accompanying consolidated financial statements as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, have been retrospectively adjusted for changes in the principles of accounting for defined benefit pension and other post-employment benefit plans.
/s/ DELOITTE & TOUCHE LLPChicago, Illinois
February 18, 2014 (April 24, 2014 as to the effects of the accounting changes discussed in Note 2)

CONSOLIDATED FINANCIAL STATEMENTS
OF MEAD JOHNSON NUTRITION COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars and shares in millions, except per share data)

	Years Ended December 31,
	2013	2012	2011
NET SALES	$4,200.7	$3,901.3	$3,677.0
Cost of Products Sold	1,528.5	1,503.8	1,391.0
GROSS PROFIT	2,672.2	2,397.5	2,286.0
Expenses:
Selling, General and Administrative	903.5	904.5	975.4
Advertising and Promotion	645.1	552.8	501.7
Research and Development	100.2	100.1	100.8
Other Expenses – net	48.5	4.8	9.9
EARNINGS BEFORE INTEREST AND INCOME TAXES	974.9	835.3	698.2

Interest Expense – net	50.6	65.0	52.2
EARNINGS BEFORE INCOME TAXES	924.3	770.3	646.0

Provision for Income Taxes	235.1	182.0	178.8
NET EARNINGS	689.2	588.3	467.2
Less Net Earnings Attributable to Noncontrolling Interests	5.4	7.9	10.5
NET EARNINGS ATTRIBUTABLE TO SHAREHOLDERS	$683.8	$580.4	$456.7
Earnings per Share – Basic
Net Earnings Attributable to Shareholders	$3.37	$2.84	$2.23
Earnings per Share – Diluted
Net Earnings Attributable to Shareholders	$3.36	$2.83	$2.22

Weighted-average Shares - Basic	202.4	203.6	204.3
Weighted-average Shares - Diluted	203.1	204.3	205.0

The accompanying notes are an integral part of these financial statements.

MEAD JOHNSON NUTRITION COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Dollars in millions)

	Years Ended December 31,
	2013	2012	2011
NET EARNINGS	$689.2	$588.3	$467.2

OTHER COMPREHENSIVE INCOME/(LOSS)
Foreign Currency Translation Adjustments
Translation Adjustments	(90.5)	(8.4)	(27.2)
Tax Benefit/(Expense)	9.2	(13.0)	4.7
Deferred Gains/(Losses) on Derivatives Qualifying as Hedges
Deferred Gains/(Losses) on Derivatives Qualifying as Hedges for the Period	24.2	(12.7)	5.8
Reclassification Adjustment for Losses Included in Net Earnings	5.4	0.8	2.9
Tax Benefit/(Expense)	(10.1)	3.5	(2.6)
Pension and Other Post-Employment Benefits
Deferred Gains/(Losses) on Pension and Other Post-Employment Benefits	(1.1)	—	—
Reclassification Adjustment for Losses Included in Net Earnings	(0.2)	—	(0.2)
Tax Benefit/(Expense)	—	—	—
OTHER COMPREHENSIVE LOSS	(63.1)	(29.8)	(16.6)

COMPREHENSIVE INCOME	626.1	558.5	450.6

Less Comprehensive Income/(Loss) Attributable to Noncontrolling Interests	(6.9)	7.9	10.6

COMPREHENSIVE INCOME ATTRIBUTABLE TO SHAREHOLDERS	$633.0	$550.6	$440.0

The accompanying notes are an integral part of these financial statements.

MEAD JOHNSON NUTRITION COMPANY
CONSOLIDATED BALANCE SHEETS
(Dollars and shares in millions, except per share data)

	December 31,
	2013	2012
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$1,050.8	$1,042.1
Receivables – net of allowances of $6.5 and $7.6, respectively	384.4	364.6
Inventories	534.8	435.9
Deferred Income Taxes – net of valuation allowance	75.3	86.4
Income Taxes Receivable	15.9	26.0
Prepaid Expenses and Other Assets	56.9	60.0
Total Current Assets	2,118.1	2,015.0
Property, Plant, and Equipment – net	867.5	689.9
Goodwill	196.8	270.6
Other Intangible Assets – net	97.5	129.9
Deferred Income Taxes – net of valuation allowance	37.0	24.5
Other Assets	157.2	128.3
TOTAL	$3,474.1	$3,258.2
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Short-term Borrowings	$2.0	$161.0
Accounts Payable	566.8	508.5
Dividends Payable	69.3	61.3
Current Portion of Long-Term Debt	505.6	—
Note Payable	—	26.0
Accrued Expenses	220.0	220.4
Accrued Rebates and Returns	314.9	314.8
Deferred Income – current	46.6	36.1
Income Taxes – payable and deferred	56.1	41.8
Total Current Liabilities	1,781.3	1,369.9
Long-Term Debt	1,009.1	1,523.2
Deferred Income Taxes – noncurrent	15.3	15.9
Pension and Other Post-employment Benefit Liabilities	161.8	188.8
Other Liabilities	156.4	95.1
Total Liabilities	3,123.9	3,192.9
COMMITMENTS AND CONTINGENCIES

REDEEMABLE NONCONTROLLING INTEREST	49.7	36.3

EQUITY
Shareholders’ Equity
Common Stock, $0.01 par value: 3,000 authorized, 206.8 and 206.0 issued, respectively	2.1	2.1
Additional Paid-in/(Distributed) Capital	(721.5)	(772.8)
Retained Earnings	1,432.3	1,052.4
Treasury Stock – at cost	(351.9)	(244.6)
Accumulated Other Comprehensive Loss	(69.2)	(18.4)
Total Shareholders’ Equity	291.8	18.7
Noncontrolling Interests	8.7	10.3
Total Equity	300.5	29.0
TOTAL	$3,474.1	$3,258.2

The accompanying notes are an integral part of these financial statements.

MEAD JOHNSON NUTRITION COMPANY
CONSOLIDATED STATEMENTS OF EQUITY/(DEFICIT) AND REDEEMABLE NONCONTROLLING INTEREST
(Dollars in millions)

	Common Stock	Additional Paid-in (Distributed) Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Loss	Non- controlling Interests	Total Equity/ (Deficit)	Redeemable Non- controlling Interest
Balance as of January 1, 2011	$2.0	$(871.8)	$477.5	$(3.2)	$28.1	$9.1	$(358.3)	$—
Stock-based Compensation Awards (includes excess tax benefits of $2.8)	0.1	47.2		(4.9)			42.4
Treasury Stock Acquired				(81.6)			(81.6)
Distributions to Noncontrolling Interests						(8.6)	(8.6)
Cash Dividends Declared			(212.5)				(212.5)
Net Earnings			456.7			10.5	467.2
Other Comprehensive Income (Loss)					(16.7)	0.1	(16.6)

Balance as of December 31, 2011	$2.1	$(824.6)	$721.7	$(89.7)	$11.4	$11.1	$(168.0)	$—
Stock-based Compensation Awards (includes excess tax benefits of $11.8)	—	51.8		(15.2)			36.6
Treasury Stock Acquired				(139.7)			(139.7)
Acquisition							—	30.2
Distributions to Noncontrolling Interests						(7.6)	(7.6)
Cash Dividends Declared			(244.7)				(244.7)
Net Earnings			580.4			6.8	587.2	1.1
Redeemable Noncontrolling Interest Accretion			(5.0)				(5.0)	5.0
Other Comprehensive Income (Loss)					(29.8)	—	(29.8)

Balance as of December 31, 2012	$2.1	$(772.8)	$1,052.4	$(244.6)	$(18.4)	$10.3	$29.0	$36.3
Stock-based Compensation Awards (includes excess tax benefits of $9.5)		56.6		(18.9)			37.7
Treasury Stock Acquired				(88.4)			(88.4)
Distributions to Noncontrolling Interests						(8.3)	(8.3)	(1.2)
Cash Dividends Declared			(275.7)				(275.7)
Net Earnings			683.8			4.6	688.4	0.8
Redeemable Noncontrolling Interest Accretion			(28.2)				(28.2)	28.2
Other Comprehensive Income (Loss)					(50.8)	2.1	(48.7)	(14.4)
Other		(5.3)					(5.3)
Balance as of December 31, 2013	$2.1	$(721.5)	$1,432.3	$(351.9)	$(69.2)	$8.7	$300.5	$49.7

The accompanying notes are an integral part of these consolidated financial statements.

MEAD JOHNSON NUTRITION COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)

	Years Ended December 31,
	2013	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Earnings	$689.2	$588.3	$467.2
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation and Amortization	83.1	76.9	75.3
Stock-Based Compensation Expense	32.6	32.2	39.9
Deferred Income Tax	23.0	6.5	(57.4)
Gain on Sale of Intangible Assets	—	(6.5)	—
Exchange Loss from Devaluation	2.2	—	—
Pension and Other Post-Employment Benefits Expense	(7.2)	62.6	95.0
Other	2.8	1.8	2.3
Change in Assets and Liabilities:
Receivables	(37.7)	(8.5)	(7.9)
Inventories	(108.2)	109.8	(183.3)
Accounts Payable	56.0	(30.9)	114.7
Accrued Expenses, Rebates and Returns	14.8	(6.3)	50.0
Income Taxes Payable	27.0	(62.2)	53.2
Other Assets and Liabilities	48.4	(42.7)	(6.5)
Pension and Other Post-Employment Benefits Contributions	(19.4)	(28.3)	(9.7)
Net Cash Provided by Operating Activities	806.6	692.7	632.8
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for Capital Expenditures	(240.4)	(124.4)	(109.5)
Proceeds from Sale of Property, Plant and Equipment	2.6	1.5	1.6
Proceeds from Sale of Intangible Assets	—	6.5	—
Investment in Other Companies	(2.7)	(6.3)	(4.7)
Payment for Acquisition	—	(106.1)	—
Net Cash Used in Investing Activities	(240.5)	(228.8)	(112.6)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Short-term Borrowings	6.9	391.2	72.0
Repayments of Short-term Borrowings	(165.4)	(230.2)	(73.2)
Repayments of Notes Payable	(27.6)	(52.6)	—
Payments of Dividends	(267.7)	(236.7)	(205.7)
Stock-Based Compensation Related Proceeds and Excess Tax Benefits	23.6	23.3	4.5
Purchases of Treasury Stock	(106.0)	(154.9)	(87.7)
Proceeds from Termination of Interest Rate Swaps	—	—	23.5
Distributions to Noncontrolling Interests	(9.5)	(7.6)	(8.6)
Net Cash Used in Financing Activities	(545.7)	(267.5)	(275.2)
Effects of Changes in Exchange Rates on Cash and Cash Equivalents	(11.7)	5.4	(0.3)
NET INCREASE IN CASH AND CASH EQUIVALENTS	8.7	201.8	244.7
CASH AND CASH EQUIVALENTS:
Beginning of Period	1,042.1	840.3	595.6
End of Period	$1,050.8	$1,042.1	$840.3

The accompanying notes are an integral part of these financial statements.

MEAD JOHNSON NUTRITION COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2013 AND 2012 AND FOR THE YEARS ENDED
DECEMBER 31, 2013, 2012 AND 2011

1. ORGANIZATION
        Mead Johnson Nutrition Company (“MJN” or the “Company”) manufactures, distributes and sells infant formula, children’s nutrition and other nutritional products. MJN has a broad product portfolio, which extends across routine and specialty infant formulas, children’s milks and milk modifiers, dietary supplements for pregnant and breastfeeding mothers, pediatric vitamins, and products for pediatric metabolic disorders. These products are generally sold to wholesalers, retailers and distributors and are promoted to healthcare professionals, and, where permitted by regulation and policy, directly to consumers.

2. ACCOUNTING POLICIES
        Basis of Presentation—The financial statements present the results of operations, financial position, and cash flows of MJN and its majority-owned and controlled subsidiaries. Intercompany balances and transactions have been eliminated. The Company prepared the accompanying consolidated financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”). These financial statements consider subsequent events through the date of filing with the Securities and Exchange Commission.
In the Consolidated Statements of Cash Flows for the years ended December 31, 2012 and 2011, operating cash flow amounts reflected as pension and other post-employment benefit expense have been reclassified to conform to the presentation for the year ended December 31, 2013. These amounts were previously classified as a component of the change in other assets and liabilities.
        Use of Estimates—The preparation of financial statements in conformity with GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates are used in revenue recognition, including sales rebate and return accruals, impairment testing of goodwill and other indefinite-lived intangible assets, income tax assets and liabilities, income tax expense, and legal liabilities, as well as the accounting for stock-based compensation and retirement and post-employment benefits, including the actuarial assumptions. Actual results may or may not differ from estimated results.
        Fair Value Measurements—The fair value of financial assets and liabilities are classified in the fair value hierarchy as follows: Level 1—unadjusted quoted prices in active markets for identical assets or liabilities, Level 2—observable prices that are based on inputs not quoted on active markets, and Level 3—unobservable inputs that reflect estimates about the assumptions market participants would use in pricing the asset or liability.
        Revenue Recognition—MJN recognizes revenue when substantially all the risks and rewards of ownership have transferred to the customer. Revenue is recognized on the date MJN’s products are received by the purchaser. Revenues are reduced at the time of recognition to reflect expected returns that are estimated based on historical experience and business trends. Additionally, provisions are made at the time of revenue recognition for discounts, Women, Infants and Children (“WIC”) rebates and estimated sales allowances based on historical experience, updated for changes in facts and circumstances, as appropriate. Such provisions are recorded as a reduction of revenue. The Company offers sales incentives to customers and consumers through various programs consisting primarily of customer pricing allowances, merchandising funds and consumer coupons. Provisions are made at the time of revenue recognition for these items based on historical experience, updated for changes in facts and circumstances, as appropriate. Such provisions are recorded as a reduction of revenue.
        WIC rebate accruals were $199.7 million and $206.5 million at December 31, 2013 and 2012, respectively, and are included in accrued rebates and returns on the Company’s balance sheet. MJN participates on a competitive bidding basis in nutrition programs sponsored by states, tribal governments, the Commonwealth of Puerto Rico, and U.S. territories for WIC. Under these programs, MJN reimburses these entities for the difference between wholesaler list price and the contract price on eligible products. The Company accounts for WIC rebates by establishing an accrual in an amount equal to the Company’s estimate of WIC rebate claims attributable to a sale. MJN determines its estimate of the WIC rebate accrual primarily based on historical experience regarding WIC rebates and current contract prices under the WIC programs. The Company considers levels of inventory in the distribution channel, new WIC contracts, terminated WIC contracts, changes in existing WIC contracts and WIC participation, and adjusts the accrual periodically throughout the year to reflect actual expense. Rebates under the WIC program reduced revenues by $702.3 million, $730.0 million, and $700.7 million in the years ended December 31, 2013, 2012, and 2011, respectively.

        Sales return accruals were $44.8 million and $46.4 million at December 31, 2013 and 2012, respectively, and are included in accrued rebates and returns on the Company’s balance sheet. The Company accounts for sales returns by establishing an accrual in an amount equal to its estimate of sales recorded for which the related products are expected to be returned. The Company determines its estimate of the sales return accrual primarily based on historical experience regarding sales returns, but also considers other factors that could impact sales returns such as discontinuations and new product introductions. Returns reduced sales by $81.0 million, $82.5 million, and $81.8 million for the years ended December 31, 2013, 2012 and 2011, respectively.
        Income Taxes—The provision for income taxes has been determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax basis of the Company’s assets and liabilities. Deferred tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable earnings in effect for the years in which those tax attributes are expected to be recovered or paid, and are adjusted for changes in tax rates and tax laws when changes are enacted. The ultimate liability incurred by the Company may differ from the provision estimates based on a number of factors, including interpretations of tax laws and the resolution of examinations by the taxing authorities.
        Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. The assessment of whether or not a valuation allowance is required often requires significant judgment including the long-range forecast of future taxable earnings and the evaluation of tax planning initiatives. Adjustments to the deferred tax valuation allowances are made to earnings in the period when such assessments are made.
        Uncertain tax positions that relate to deferred tax assets are recorded against deferred tax assets; otherwise, uncertain tax positions are recorded as either a current or noncurrent liability.
        Cash and Cash Equivalents—Cash and cash equivalents consist of bank deposits, time deposits and money market funds. The Company maintains cash and cash equivalent balances in U.S. dollars and foreign currencies, which are subject to currency rate risk. Cash equivalents are primarily highly liquid investments with original maturities of 3 months or less at the time of purchase and are recorded at cost, which approximates fair value. Money market funds, which totaled $447.8 million and $520.7 million at December 31, 2013 and 2012, respectively, are classified as Level 2 in the fair value hierarchy.
        Inventory Valuation—Inventories are valued at the lower of cost or market. The Company determines cost on the basis of the average cost or first-in, first-out methods.
        Property, Plant and Equipment—Expenditures for additions and improvements, including capitalized interest, are recorded at cost. Depreciation is computed on a straight-line method based on the estimated useful lives of the related assets. The estimated useful lives of the major classes of depreciable assets are up to 50 years for buildings and 3 to 40 years for machinery, equipment, and fixtures. Maintenance and repair costs are expensed as incurred.
        Capitalized Software—Certain costs to obtain internal-use software for significant systems projects are capitalized and amortized on a straight-line basis over the estimated useful life of the software, which ranges from 3 to 7 years. Costs to obtain software for projects that are not significant are expensed as incurred.
        Impairment of Long-Lived Assets—The Company periodically evaluates whether current facts or circumstances indicate that the carrying value of its depreciable assets to be held and used may not be recoverable. If such circumstances are determined to exist, an estimate of undiscounted future cash flows produced by the long-lived asset, or the appropriate grouping of assets, is compared to the carrying value to determine whether impairment exists. If an asset is determined to be impaired, the loss is measured based on the difference between the asset’s fair value and its carrying value. An estimate of the asset’s fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including a discounted value of estimated future cash flows. The Company reports an asset to be disposed of at the lower of its cost less accumulated depreciation or its estimated net realizable value.
        Goodwill and Other Intangible Assets—During the third quarter of 2013 the Company changed its annual impairment testing date from January 1 to July 1, which did not result in any delay, acceleration or avoidance of an impairment charge. The Company believes that moving the goodwill impairment testing date to the third quarter is preferable because it better aligns with MJN’s annual and long-term planning timeline, which is a significant element in the testing process. The Company completed impairment testing in both the first and third quarters of 2013 and concluded that no impairment of goodwill exists (see Note 14).
        The Company’s policy is to test Goodwill for impairment on an annual basis or when current facts or circumstances indicate that a potential impairment may exist. The Company compares the carrying value of a reporting unit, including goodwill, to the fair value of the unit. If the carrying amount of a reporting unit exceeds its fair value, the Company revalues all assets and liabilities of the reporting unit, excluding goodwill, to determine if the fair value of the net assets is greater than the net assets including goodwill. If the fair value of the net assets is less than the carrying amount of net assets including goodwill, impairment has occurred. The Company’s estimates of fair value are primarily determined based on a discounted cash flow model. Growth rates for sales and profits are determined using inputs from the Company’s annual long-range planning process. The Company also makes estimates of discount rates, perpetuity growth assumptions, market comparables, and other factors. The Company completed its most recent goodwill impairment assessment during the third quarter and monitored for any potential impairment during the remainder of 2013. No impairment of goodwill was required in 2013, 2012 or 2011.

        The Company evaluates the useful lives of its other intangible assets to determine if they are finite or indefinite-lived. Reaching a determination on useful life requires significant judgments and assumptions regarding the future effects of obsolescence, demand, competition, other economic factors (such as the stability of the industry, known technological advances, legislative action that results in an uncertain or changing regulatory environment, and expected changes in distribution channels), the level of required maintenance expenditures, and the expected lives of other related groups of assets. Intangible assets that are deemed to have definite lives are amortized on a straight-line basis, over their useful lives.

        The Company’s indefinite-lived intangible assets are also tested for impairment annually and whenever events or changes in circumstances indicate that their carrying value may not be recoverable. Estimates of the fair value of indefinite-lived intangible assets is based on a discounted cash flow model using inputs which included projected revenues from the Company’s annual long-range plan, assumed royalty rates that could be payable if MJN did not own the brands, and a discount rate. The Company completed its most recent indefinite-lived intangible asset impairment assessment during the third quarter and monitored for any potential impairment during the remainder of 2013, determining that no impairment was required.
        Contingencies—In the ordinary course of business, the Company is subject to loss contingencies, such as lawsuits, investigations, government inquiries and claims, including, but not limited to, product liability claims, advertising disputes and inquiries, consumer fraud suits, other commercial disputes, premises claims and employment and environmental, health, and safety matters. The Company records accruals for such loss contingencies when it is probable that a liability will be incurred and the amount of loss can be reasonably estimated. The Company does not recognize gain contingencies until realized. Legal costs are expensed as incurred.
        Derivatives—Derivatives are used by the Company principally in the management of its foreign currency, interest rate and commodity pricing exposures. The Company records all derivatives on the balance sheet at fair value. The Company does not hold or issue derivatives for speculative purposes.
        The Company designates and assigns derivatives as hedges of forecasted transactions, specific assets or specific liabilities. When the hedged assets or liabilities are sold, extinguished or the forecasted transactions being hedged are no longer expected to occur, the Company immediately recognizes the gain or loss on the designated hedging financial instruments in the consolidated statements of earnings.
        If derivatives are designated as a cash flow hedge, the effective portion of changes in the fair value is temporarily reported in accumulated other comprehensive loss and is recognized in earnings when the hedged item affects earnings or is deemed ineffective; cash flows are classified consistent with the underlying hedged item. The Company assesses hedge effectiveness at inception and on a quarterly basis. These assessments determine whether derivatives designated as qualifying hedges continue to be highly effective in offsetting changes in the cash flows of hedged items. Any ineffective portion of the change in fair value is included in current period earnings. The Company will discontinue cash flow hedge accounting when the forecasted transaction is no longer probable of occurring on the originally forecasted date, or 60 days thereafter, or when the hedge is no longer effective.
        If derivatives are designated as a fair value hedge, both the changes in the fair value of the derivatives and of the hedged item attributable to the hedged risk are recognized in the consolidated statements of earnings; cash flows are classified consistent with the underlying hedged item.
        Pension and Other Post-employment Benefits—The funded status of the Company’s defined benefit pension and other post-employment benefit plans is measured as the difference between the fair value of the plan assets and the benefit obligation. For the defined benefit plans, the benefit obligation is the projected benefit obligation; for any other defined benefit post-employment plans, the benefit obligation is the accumulated post-employment benefit obligation. The net over- or under-funded status is recognized separately as an asset or a liability on the balance sheet.
During the first quarter of 2014, the Company changed its accounting principles for the recognition of actuarial gains and losses for all of its defined benefit pension and other post-employment benefit plans and the calculation of expected return on pension plan assets.  Historically, the Company recognized actuarial gains and losses as a component of accumulated other comprehensive loss in its Consolidated Balance Sheets and amortized them into the Consolidated Statements of Earnings over the average future service period of the active employees of these plans to the extent such gains and losses were outside of a corridor.  Starting in the first quarter of 2014, the Company elected to immediately recognize actuarial gains and losses in its Consolidated Statements of Earnings on the basis that it is preferable to accelerate the recognition of such gains and losses into earnings rather than to delay them over time.  Additionally, for purposes of calculating the expected return on pension plan assets, the Company previously used a calculated value for the market-related valuation of pension plan assets. With this change in accounting principle, the Company now uses the actual fair value of pension plan assets. These changes will improve transparency in operating results by immediately recognizing the effects of external conditions on plan obligations, investments and assumptions.

Under these new accounting principles, actuarial gains and losses from these plans are recognized upon plan remeasurement in the fourth quarter of each year, or more frequently if a remeasurement occurs. The remaining components of net periodic benefit cost, primarily interest on projected benefit obligation and the expected return on pension plan assets, continue to be recorded on a quarterly basis. Actuarial gains and losses are recognized within Corporate and Other and the remaining components of net periodic benefit costs are recognized in the respective reportable segments.

The Company has applied both of these accounting changes, immediate recognition of actuarial gains or losses and use of actual fair value to calculate expected return on pension plan assets, retrospectively to all periods presented.  The cumulative effect of these changes on additional-paid-in/(distributed) capital and retained earnings on the Company’s opening balance sheet as of January 1, 2011 was a decrease of $96.2 million and an increase of $3.5 million, respectively, with an offsetting adjustment to accumulated other comprehensive loss. The annual recognition of actuarial gains was $12.0 million on a pre-tax basis for the year ended December 31, 2013 and the recognition of actuarial losses was $58.9 million and $91.5 million on a pre-tax basis for the years ended December 31, 2012 and 2011, respectively. These changes had no impact on cash flows for any period presented.

The following tables present the effects of retrospectively applying these accounting changes for the periods presented:

	as at December 31, 2013 and for the year then ended
(in millions except per share data)	Previously Reported	Impact of Change	Recast

Consolidated Statements of Earnings
Cost of Products Sold	$1,532.8	$(4.3)	$1,528.5
Selling, General and Administrative	918.0	(14.5)	903.5
Research and Development	102.4	(2.2)	100.2
Other Expenses – net	77.8	(29.3)	48.5
EARNINGS BEFORE INTEREST AND INCOME TAXES	924.6	50.3	974.9
EARNINGS BEFORE INCOME TAXES	874.0	50.3	924.3
Provision for Income Taxes	219.1	16.0	235.1
NET EARNINGS	654.9	34.3	689.2
NET EARNINGS ATTRIBUTABLE TO SHAREHOLDERS	649.5	34.3	683.8
Earnings per Share – Basic	3.20	0.17	3.37
Earnings per Share – Diluted	3.19	0.17	3.36
Consolidated Statements of Comprehensive Income
Deferred Gains/(Losses) on Pension and Other Post-Employment Benefits	11.6	(12.7)	(1.1)
Reclassification Adjustment for Losses Included in Net Earnings	37.5	(37.7)	(0.2)
Tax Benefit/(Expense)	(16.1)	16.1	—
Consolidated Balance Sheets
Additional Paid-in/(Distributed) Capital	(625.3)	(96.2)	(721.5)
Retained Earnings	1,470.4	(38.1)	1,432.3
Accumulated Other Comprehensive Loss	(203.5)	134.3	(69.2)
Consolidated Statements of Cash Flows
Deferred Income Tax	7.0	16.0	23.0
Pension and Other Post-Employment Benefits Expense	43.1	(50.3)	(7.2)

	as at December 31, 2012 and for the year then ended
(in millions except per share data)	Previously Reported	Impact of Change	Recast

Consolidated Statements of Earnings
Cost of Products Sold	$1,485.3	$18.5	$1,503.8
Selling, General and Administrative	877.8	26.7	904.5
Research and Development	95.4	4.7	100.1
Other Expenses – net	20.0	(15.2)	4.8
EARNINGS BEFORE INTEREST AND INCOME TAXES	870.0	(34.7)	835.3
EARNINGS BEFORE INCOME TAXES	805.0	(34.7)	770.3
Provision for Income Taxes	192.6	(10.6)	182.0
NET EARNINGS	612.4	(24.1)	588.3
NET EARNINGS ATTRIBUTABLE TO SHAREHOLDERS	604.5	(24.1)	580.4
Earnings per Share – Basic	2.96	(0.12)	2.84
Earnings per Share – Diluted	2.95	(0.12)	2.83
Consolidated Statements of Comprehensive Income
Deferred Gains/(Losses) on Pension and Other Post-Employment Benefits	(58.5)	58.5	—
Reclassification Adjustment for Losses Included in Net Earnings	23.8	(23.8)	—
Tax Benefit/(Expense)	10.6	(10.6)	—
Consolidated Balance Sheets
Additional Paid-in/(Distributed) Capital	(676.6)	(96.2)	(772.8)
Retained Earnings	1,124.8	(72.4)	1,052.4
Accumulated Other Comprehensive Loss	(187.0)	168.6	(18.4)
Consolidated Statements of Cash Flows
Deferred Income Tax	17.1	(10.6)	6.5
Pension and Other Post-Employment Benefits Expense	27.9	34.7	62.6

	For the year ended December 31, 2011
(in millions except per share data)	Previously Reported	Impact of Change	Recast

Consolidated Statements of Earnings
Cost of Products Sold	$1,362.3	$28.7	$1,391.0
Selling, General and Administrative	926.8	48.6	975.4
Research and Development	92.5	8.3	100.8
Other Expenses – net	19.6	(9.7)	9.9
EARNINGS BEFORE INTEREST AND INCOME TAXES	774.1	(75.9)	698.2
EARNINGS BEFORE INCOME TAXES	721.9	(75.9)	646.0
Provision for Income Taxes	202.9	(24.1)	178.8
NET EARNINGS	519.0	(51.8)	467.2
NET EARNINGS ATTRIBUTABLE TO SHAREHOLDERS	508.5	(51.8)	456.7
Earnings per Share – Basic	2.48	(0.25)	2.23
Earnings per Share – Diluted	2.47	(0.25)	2.22
Consolidated Statements of Comprehensive Income
Deferred Gains/(Losses) on Pension and Other Post-Employment Benefits	(90.7)	90.7	—
Reclassification Adjustment for Losses Included in Net Earnings	14.6	(14.8)	(0.2)
Tax Benefit/(Expense)	24.1	(24.1)	—
Consolidated Statements of Cash Flows
Deferred Income Tax	(33.3)	(24.1)	(57.4)
Pension and Other Post-Employment Benefits Expense	19.1	75.9	95.0
     Shipping and Handling Costs—The Company typically does not charge customers for shipping and handling costs. Shipping and handling costs, including warehousing expenses, were $119.1 million, $115.6 million, and $104.3 million in the years ended December 31, 2013, 2012, and 2011, respectively, and are included in selling, general and administrative expenses.
        Advertising Costs—Advertising costs are expensed as incurred and were $226.7 million, $180.3 million, and $180.6 million in the years ended December 31, 2013, 2012, and 2011, respectively.
        Research and Development—Research and development costs are expensed as incurred.
        Foreign Currency Translation—The statements of earnings of the Company’s foreign subsidiaries whose functional currencies are other than the U.S. dollar are translated into U.S. dollars using average exchange rates for the period. The net assets of the Company’s foreign subsidiaries whose functional currencies are other than the U.S. dollar are translated into U.S. dollars using exchange rates as of the balance sheet date. The U.S. dollar effects that arise from translating the net assets of these subsidiaries at changing rates are recorded in the foreign currency translation adjustment account, which is included in accumulated other comprehensive income (loss).
        Recently Adopted Accounting Standards—In February 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, requiring entities to provide information about the amounts reclassified out of accumulated other comprehensive income by component. For significant reclassifications related to net income, the ASU required disclosure in the consolidated statement of earnings or within the footnotes. For other amounts, the ASU required a cross-reference to other disclosures that provide additional detail about those amounts. This ASU did not change the current requirements for reporting the consolidated statement of earnings or other comprehensive income in the financial statements. The Company adopted the required financial reporting presentation effective January 1, 2013.

        Recently Issued Accounting Standards—In March 2013, the FASB issued ASU No. 2013-05, Foreign Currency Matters (Topic 830), clarifying the applicable guidance for the release of the cumulative translation adjustment. ASU 2013-05 is effective for the Company in the period beginning January 1, 2014. The Company does not expect the adoption of this update to have a material impact on the consolidated financial statements.

        In July 2013, the FASB issued ASU No. 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or Tax Credit Carryforward Exists. ASU 2013-11 requires that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, with certain exceptions. ASU 2013-11 is effective for the Company in the period beginning January 1, 2014 and the Company does not anticipate that the adoption of this standard to have a material impact on its consolidated financial statements.

3. EARNINGS PER SHARE
        The numerator for basic and diluted earnings per share is net earnings attributable to shareholders reduced by dividends and undistributed earnings attributable to unvested shares. The denominator for basic earnings per share is the weighted-average number of shares outstanding during the period. The denominator for diluted earnings per share is the weighted-average shares outstanding adjusted for the effect of dilutive stock options and performance share awards.
        The following table presents the calculation of basic and diluted earnings per share:

	Years Ended December 31,
(In millions, except per share data)	2013	2012	2011
Basic earnings per share:
Weighted-average shares outstanding	202.4	203.6	204.3
Net earnings attributable to shareholders	$683.8	$580.4	$456.7
Dividends and undistributed earnings attributable to unvested shares	(1.3)	(1.3)	(1.3)
Net earnings attributable to shareholders used for basic earnings per share calculation	$682.5	$579.1	$455.4
Net earnings attributable to shareholders per share	$3.37	$2.84	$2.23
Diluted earnings per share:
Weighted-average shares outstanding	202.4	203.6	204.3
Incremental shares outstanding assuming the exercise/vesting of dilutive stock options/performance shares	0.7	0.7	0.7
Weighted-average shares — diluted	203.1	204.3	205.0
Net earnings attributable to shareholders	$683.8	$580.4	$456.7
Dividends and undistributed earnings attributable to unvested shares	(1.3)	(1.3)	(1.3)
Net earnings attributable to shareholders used for diluted earnings per share calculation	$682.5	$579.1	$455.4
Net earnings attributable to shareholders per share	$3.36	$2.83	$2.22

        Potential shares outstanding from all stock-based awards were 2.8 million, 2.7 million and 2.9 million as of December 31, 2013, 2012 and 2011, respectively, of which 2.1 million, 2.0 million and 2.2 million were not included in the diluted earnings per share calculation for the years ended December 31, 2013, 2012 and 2011, respectively.

4. INCOME TAXES
       The components of earnings before income taxes were:

	Years Ended December 31,
(In millions)	2013	2012	2011
U.S.	$141.9	$105.9	$85.0
Non-U.S.	782.4	664.4	561.0
Total	$924.3	$770.3	$646.0
        The above amounts are categorized based on the applicable taxing authorities.
        The provision (benefit) for income taxes consisted of:

	Years Ended December 31,
(In millions)	2013	2012	2011
Current:
U.S. federal	$79.1	$37.1	$81.3
U.S. states	2.4	(1.3)	10.7
Non-U.S.	130.6	139.7	144.2
Total current income tax expense	212.1	175.5	236.2

Deferred:
U.S. federal	(6.4)	7.9	(27.3)
U.S. states	1.9	(4.0)	(6.2)
Non-U.S.	27.5	2.6	(23.9)
Total deferred income tax expense	23.0	6.5	(57.4)

Total	$235.1	$182.0	$178.8
        Effective Tax Rate—MJN’s provision for income taxes in the years ended December 31, 2013, 2012 and 2011 was different from the amount computed by applying the statutory U.S. federal income tax rate to earnings before income taxes as a result of the following:

(Dollars in millions)	2013		2012		2011
U.S. statutory rate	$323.5	35.0%	$269.6	35.0%	$226.1	35.0%
State and local taxes	1.3	0.1	0.8	0.1	3.7	0.6
Foreign income taxed at different rates	(25.6)	(2.8)	(67.7)	(8.8)	(42.1)	(6.5)
Repatriation of foreign income	9.4	1.0	21.6	2.8	21.8	3.4
Tax rulings and agreements	(121.9)	(13.2)	(46.4)	(6.0)	(51.9)	(8.0)
Reversal of deferred tax on prior years' unremitted foreign earnings due to a permanent reinvestment assertion	(8.2)	(0.9)	(8.7)	(1.1)	—	—
Administrative penalty related to China antitrust review	8.3	0.9	—	—	—	—
Unrecognized tax benefits and related interest/penalties	38.1	4.1	13.1	1.7	7.3	1.1
Other	10.2	1.2	(0.3)	(0.1)	13.9	2.1

Total provision / effective tax rate	$235.1	25.4%	$182.0	23.6%	$178.8	27.7%

        The Company negotiated a tax ruling effective from January 1, 2010, under which certain profits in the Netherlands are exempt from taxation through the year ending December 31, 2019. This ruling was superseded by a subsequent tax agreement effective July 26, 2012, whereby the Company and the Dutch tax authorities agreed to the appropriate remuneration attributable to Dutch manufacturing activities through the year ending December 31, 2019.

        In addition, the Company negotiated a tax ruling effective from January 1, 2013, under which certain profits in Singapore are eligible for favorable taxation through the year ending December 31, 2027.

        Deferred Taxes and Valuation Allowance—The components of current and noncurrent deferred income tax assets (liabilities) were:

	December 31,
(In millions)	2013	2012
Deferred tax assets:
Accrued expenses	$33.5	$28.0
Accrued rebates and returns	42.2	44.5
Pension, post-retirement and post employment liabilities	58.1	65.3
Stock-based compensation	20.2	18.3
Obsolescence reserves and other inventory items	7.9	6.3
Net operating loss carryforwards	13.5	17.2
Other—net	6.7	23.2
Valuation allowance	(7.3)	(6.1)
Total deferred tax assets	174.8	196.7
Deferred tax liabilities:
Depreciation and amortization	(68.5)	(76.5)
Unremitted earnings and cumulative foreign currency translation adjustments	(9.7)	(26.1)
Total deferred tax liabilities	(78.2)	(102.6)
Deferred tax assets—net	$96.6	$94.1

Recognized as:
Net deferred income taxes—current	74.9	85.5
Net deferred income taxes—noncurrent	21.7	8.6
Total	$96.6	$94.1
        As of December 31, 2013, the Company had definite-lived and indefinite-lived gross foreign net operating loss (“NOL”) carryforwards of $49.0 million. Indefinite-lived NOL carryforwards totaled $22.3 million with the remainder being definite-lived. An immaterial amount of these definite-lived NOL carryforwards will begin to expire in 2014, with the remainder of the definite-lived NOL carryforwards to expire no later than 2031. The valuation allowance recorded for NOL carryforwards is $5.0 million as of December 31, 2013.

        As of December 31, 2013, the Company had various definite-lived U.S. state tax credit carryforwards of $6.9 million net of federal benefit. An immaterial amount of these state tax credit carryforwards will begin to expire in 2016, with the remainder of the state tax credit carryforwards to expire no later than 2023. The valuation allowance recorded for state tax credit carryforwards is $2.3 million, net of federal benefit as of December 31, 2013.
        Income taxes paid net of refunds were $159.3 million, $226.8 million, and $174.3 million in the years ended December 31, 2013, 2012, and 2011, respectively. The income taxes were paid to federal, state and foreign taxing authorities and BMS pursuant to the terms of the Amended and Restated Tax Matters Agreement.
        As of December 31, 2013, U.S. taxes have not been provided on approximately $1.4 billion of foreign earnings as these undistributed earnings have been permanently invested offshore. If, in the future, these earnings were to be repatriated to the U.S. additional tax provisions would be required. It is impracticable to determine a precise estimate of the additional provision required. However, the maximum potential estimated U.S. tax liability would be $494 million if these earnings were to be repatriated to the United States in such a manner that the entire amount of foreign earnings would be subject to the U.S. statutory tax rate with no U.S. tax relief for foreign taxes already paid.  However, the Company has no plans to repatriate these foreign earnings.
        The Company’s tax returns are routinely audited by federal, state and foreign tax authorities and these tax audits are at various stages of completion at any given time. The Internal Revenue Service (“IRS”) has completed examinations of the Company’s U.S. income tax filings through December 31, 2007. At December 31, 2013, the Company’s 2011 income tax return was under IRS examination. At December 31, 2013, tax years remaining open to examination outside the U.S. include 2003 and forward.

        A reconciliation of the Company’s changes in gross uncertain tax positions is as follows:

	Years Ended December 31,
(In millions)	2013	2012	2011
Balance at January 1:	$64.7	$29.7	$13.6
Increases based on current year tax positions	23.8	17.8	14.6
Decreases based on current year tax positions	—	—	—
Increases based on prior year tax positions	18.9	21.4	1.7
Decreases based on prior year tax positions	—	—	(0.3)
Settlements	—	—	(0.1)
Lapse of statute of limitations	(3.8)	(5.2)	—
Cumulative translation adjustment	(1.0)	1.0	0.2
Balance at December 31:	$102.6	$64.7	$29.7
        Uncertain tax positions have been recorded as part of other liabilities with a reversal of up to $10 million reasonably possible in the next 12 months due to the expiration of statutes of limitations. The amounts of uncertain tax positions that, if recognized, would impact the effective tax rate were $48.6 million, $18.9 million, and $10.9 million as of December 31, 2013, 2012 and 2011, respectively. The Company believes that it has provided adequately for all uncertain tax positions. It is reasonably possible that new issues may be raised by tax authorities and that these issues may require increases in the balance of uncertain tax positions.
        Interest and penalties related to uncertain tax positions were $14.8 million and $11.2 million, as of December 31, 2013, and 2012, respectively, and are included as a component of other liabilities. The Company classifies interest and penalties related to uncertain tax positions as a component of provision for income taxes. The amount of interest and penalties included as a component of provision for income taxes was $3.0 million, $5.0 million and $0.6 million for the years ended December 31, 2013, 2012 and 2011, respectively.
        On December 18, 2009, the Company and Bristol-Myers Squibb Company (“BMS”) entered into an Amended and Restated Tax Matters Agreement in anticipation of the separation from BMS. Under the Amended and Restated Tax Matters Agreement, BMS agreed to indemnify the Company for (i) any tax attributable to a MJN legal entity for any taxable period ending on or before December 31, 2008, (ii) any tax arising solely as a result of MJN’s 2009 initial public offering (“IPO”) and the restructuring preceding the IPO, and (iii) any transaction tax associated with the separation transaction. The Company agreed to indemnify BMS for (i) any tax payable with respect to any separate return that the Company is required to file or cause to be filed, (ii) any tax incurred as a result of any gain which may be recognized by a member of the BMS affiliated group with respect to a transfer of certain foreign affiliates by the Company in preparation for the IPO, and (iii) any tax arising from the failure or breach of any representation or covenant made by the Company which failure or breach results in the intended tax consequences of the separation transaction not being achieved. Additionally, under the Amended and Restated Tax Matters Agreement, the Company continues to maintain responsibility for any tax positions which may exist for any taxable period ending after December 31, 2008.

5. SEGMENT INFORMATION
        MJN operates in four geographic operating segments: Asia, Europe, Latin America and North America. In the fourth quarter of 2013, the Company revised its reportable segments. Previously the Company presented two reportable segments: Asia/Latin America and North America/Europe. In the fourth quarter of 2013, the Company expanded the number of reportable segments to three as it separated the Asia/Latin America segment into two reportable segments: Asia and Latin America. The North America/Europe reportable segment remains unchanged. This change in segment reporting presentation does not change any consolidated totals. The Company made this segment reporting change because it believes that the new presentation will provide investors with greater insight into the Company's consolidated results and operating performance. Prior year comparative information has been revised to conform to the current reportable segment presentation.
        Corporate and Other consists of net actuarial gains and losses related to defined benefit pension and other post-employment benefit plans; unallocated general and administrative expenses; global business support activities, including research and development, marketing, and supply chain costs; and income or expenses incurred within the operating segments that are not reflective of ongoing operations and affect the comparability of the operating segments’ results. The Company’s products are sold principally to wholesalers, retailers and distributors. One customer in the North America/Europe and Latin America segments accounted for 10%, 11% and 12% of the Company’s gross sales for each year ended December 31, 2013, 2012, and 2011; a second customer in the Asia segment accounted for 16%, 15%, and 14% of the Company’s gross sales for the years ended December 31, 2013, 2012, and 2011, respectively.

        The Company's segment, product and geographic results consisted of:

(In millions)	Net Sales	Earnings Before Interest and Income Taxes	Year-End Assets	Payments for Capital Expenditures	Depreciation and Amortization
Year ended December 31, 2013
Asia	$2,179.3	$796.2	$1,390.7	$168.1	$19.4
Latin America	861.4	207.2	716.9	33.3	10.5
North America/Europe	1,160.0	255.0	798.5	31.6	29.1
Total operating segments	4,200.7	1,258.4	2,906.1	233.0	59.0
Corporate and Other	—	(283.5)	568.0	7.4	24.1
Total	$4,200.7	$974.9	$3,474.1	$240.4	$83.1

Year ended December 31, 2012
Asia	$1,967.0	$725.4	$1,097.3	$87.4	$16.9
Latin America	752.5	177.2	712.8	10.7	8.9
North America/Europe	1,181.8	251.9	740.5	22.3	27.4
Total operating segments	3,901.3	1,154.5	2,550.6	120.4	53.2
Corporate and Other	—	(319.2)	707.6	4.0	23.7
Total	$3,901.3	$835.3	$3,258.2	$124.4	$76.9

Year ended December 31, 2011
Asia	$1,827.8	$672.5	$1,008.6	$34.0	$17.2
Latin America	619.4	139.2	467.4	12.0	7.6
North America/Europe	1,229.8	312.7	764.0	33.4	30.7
Total operating segments	3,677.0	1,124.4	2,240.0	79.4	55.5
Corporate and Other	—	(426.2)	526.8	30.1	19.8
Total	$3,677.0	$698.2	$2,766.8	$109.5	$75.3

Net Sales (in millions)	Infant Formula	Children’s Nutrition	Other	Total
Year ended December 31, 2013	$2,459.7	$1,653.3	$87.7	$4,200.7
Year ended December 31, 2012	$2,295.5	$1,487.0	$118.8	$3,901.3
Year ended December 31, 2011	$2,188.7	$1,394.4	$93.9	$3,677.0

Geographic (in millions)	United States	China/ Hong Kong	Mexico	Singapore	Other	Total
Year ended December 31, 2013
Net Sales	$948.2	$1,315.8	$328.2	28.0	$1,580.5	$4,200.7
Long-Lived Assets	446.6	64.7	134.8	245.9	427.0	1,319.0
Year ended December 31, 2012
Net Sales	$990.1	$1,160.1	$317.2	22.5	$1,411.4	$3,901.3
Long-Lived Assets	456.0	65.1	180.1	104.9	437.1	1,243.2
Year ended December 31, 2011
Net Sales	$1,019.7	$1,083.5	$321.0	20.8	$1,232.0	$3,677.0
Long-Lived Assets	457.3	60.7	171.6	1.3	169.7	860.6

6. EMPLOYEE STOCK BENEFIT PLANS
        MJN 2009 Stock Award and Incentive Plan—The MJN 2009 Amended and Restated Stock Award and Incentive Plan (“Award and Incentive Plan”) provides for the grant of stock options, performance share awards, restricted stock units and other stock-based awards. Executive officers and other key employees of MJN, and non-employee directors and others who provide substantial services to MJN, are eligible to be granted awards under the Award and Incentive Plan. Twenty-five million shares of stock were approved and registered with the Securities and Exchange Commission (the “SEC”) for grants to participants under the Award and Incentive Plan. Shares used for awards assumed in an acquisition or combination will not count against the shares reserved under the Award and Incentive Plan. The shares reserved may be used for any type of award under the Award and Incentive Plan. Stock-based compensation expense is based on awards ultimately expected to vest. Forfeitures are estimated based on the historical experience of participants in the Award and Incentive Plan since its inception in February of 2009.

        MJN may grant options to purchase common stock at no less than 100% of the closing market price on the date the option is granted. Stock options generally become exercisable in installments of either 25% per year on each of the first through the fourth anniversaries of the grant date or 33% per year on each of the first through the third anniversaries of the grant date. Stock options have a maximum term of 10 years. Generally, MJN will issue shares for the stock option exercises from treasury stock, if available, or will issue new shares.
        MJN may also grant performance share awards, which are granted in the form of a target number of performance shares to be earned and have a three-year performance cycle consisting of three one-year performance periods. The performance share awards have annual goals set at the beginning of each performance period, at which time the awards are considered granted. The maximum payout is 200%. If targets are not met for a performance period, no payment is made under the plan for that annual period.
        MJN may also grant restricted stock units under the Award and Incentive Plan. Restrictions generally expire over a 1- to 5-year period from the date of grant. Stock-based compensation expense is recognized over the restricted period. A restricted stock unit is a right to receive stock at the end of the specified vesting period. A restricted stock unit has non-forfeitable rights to dividend equivalent payments and has no voting rights.
        MJN Stock Options—The fair value of stock options granted in 2013, 2012, and 2011 was estimated on the date of grant using the Black-Scholes option pricing model. No stock options with market conditions were granted in 2013, 2012 or 2011. The following assumptions were used in the valuations:

	2013	2012	2011
	Black-Scholes Model	Black-Scholes Model	Black-Scholes Model
Expected volatility	27.0%	26.9%	26.7%
Risk-free interest rate	0.9%	1.2%	2.6%
Dividend yield	1.9%	1.6%	1.7%
Expected life	5.3 years	6.0 years	6.0 years

        The 2013 and 2012 expected volatility assumption required in the Black-Scholes model was calculated based principally on the Company’s historical volatility, and to a lesser extent, on implied volatility from publicly-traded options on the Company’s stock. As MJN has not yet accumulated six years of historical stock trading data, the full history of MJN over the period of February 2009 through December 2013 is used to calculate the expected volatility assumption required in the Black-Scholes model. The 2011 expected volatility assumption required in the Black-Scholes model was calculated based on an equal weighting between the Company’s historical volatility and implied volatility from publicly-traded options on the Company’s stock.
        The risk-free interest rate assumption in the Black-Scholes model is based upon the U.S. Treasury yield curve in effect at the time of grant. The dividend yield assumption is based on MJN’s expectation of dividend payouts. The expected life is based on the vesting period and the contractual term for each grant, or for each vesting tranche for awards with graded vesting. The selection of this approach was based on MJN’s assessment that this simplified method is appropriate given the terms of the stock option granted and given that there is not sufficient historical stock option exercise experience upon which to estimate expected terms.

        Stock option activities were as follows:

	Shares (in thousands)	Weighted Average Exercise Price of Shares	Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in millions)
Balance—January 1, 2011	1,404	$34.36	8.6	$48.2
Granted	558	59.18
Exercised	(140)	31.65		$5.2
Forfeited or expired	(33)	45.03
Balance—December 31, 2011	1,789	42.12	8.1	$47.6
Granted	491	78.12
Exercised	(325)	35.60		$11.6
Forfeited or expired	(53)	57.50
Balance—December 31, 2012	1,902	52.11	7.7	$99.2
Granted	485	74.76
Exercised	(377)	36.06		$17.6
Forfeited or expired	(51)	73.57
Balance—December 31, 2013	1,959	60.12	7.4	$46.3
Vested—December 31, 2013	1,119	50.24	6.5	$37.5
Vested and expected to vest—December 31, 2013	1,940	59.98	7.4	$46.1
        The weighted-average grant date fair value of stock options granted is $15.08, $17.55 and $14.73 for 2013, 2012 and 2011 respectively.
        Cash proceeds received from options exercised during the years ended December 31, 2013, 2012 and 2011 were $13.6 million, $11.6 million and $4.5 million, respectively. The tax benefit realized from stock options exercised was $5.9 million in 2013, $4.8 million in 2012 and $1.8 million in 2011.
        At December 31, 2013, total unrecognized compensation cost related to stock options of $7.4 million is expected to be recognized over a weighted average period of 1.8 years.
        MJN Performance Share Awards—The fair value of performance share awards is based on the closing trading price of MJN’s stock on the date of the grant, discounted using the risk-free interest rate as the awards do not participate in dividends. Information related to performance share awards activity is summarized as follows:

Grant Date	Performance Cycle Measurement Date	Shares Granted and Earned (in thousands)	Weighted- Average Grant- Date Fair Value	Performance Shares Outstanding at December 31, 2013
February 27, 2013	Annually on 12/31	203	$72.30	143
March 2, 2012	Annually on 12/31	418	$67.22	197
March 2, 2011	Annually on 12/31	275	$57.03	79

        Shares granted and earned in the table above assumes 100% plan performance adjusted for the actual plan achievement level for completed performance periods. At December 31, 2013, total unrecognized compensation cost related to the performance share awards granted of $6.5 million is expected to be recognized over a weighted average period of 1.5 years.

        MJN Restricted Stock Units—The fair value of restricted stock units is determined based on the closing trading price of MJN’s common stock on the grant date. A summary of restricted stock unit activity is as follows:

	Shares (in thousands)	Weighted- Average Grant Date Fair Value
Nonvested restricted stock units—January 1, 2011	588	$35.15
Granted	134	59.40
Vested	(170)	44.44
Forfeited	(19)	40.39
Nonvested restricted stock units—December 31, 2011	533	38.09
Granted	146	76.98
Vested	(146)	32.28
Forfeited	(19)	47.57
Nonvested restricted stock units—December 31, 2012	514	50.24
Granted	133	74.85
Vested	(189)	39.14
Forfeited	(35)	62.68
Nonvested restricted stock units—December 31, 2013	423	61.59
        At December 31, 2013, total unrecognized compensation cost related to nonvested restricted stock units was $12.8 million and is expected to be recognized over a weighted average period of 2.5 years.
        Stock-Based Compensation Expense—The following table summarizes stock-based compensation expense related to MJN stock options, MJN performance share awards and MJN restricted stock units for the years ended December 31, 2013, 2012, and 2011:

	Years Ended December 31,
(In millions)	2013	2012	2011
Stock options	$6.5	$7.5	$5.9
Performance share awards	16.1	16.1	22.8
Restricted stock units	10.0	8.6	11.2
Total pre-tax stock-based compensation expense	$32.6	$32.2	$39.9
Net tax benefit related to stock-based compensation expense	$(11.4)	$(9.8)	$(14.1)

        Stock-based compensation expense was recognized in the consolidated statements of earnings as follows:

	Years Ended December 31,
(Dollars in millions)	2013	2012	2011
Cost of products sold	$3.0	$3.0	$4.0
Selling, general and administrative	26.6	26.2	31.9
Research and development	3.0	3.0	4.0
Total stock-based compensation expense	$32.6	$32.2	$39.9

        There were no costs related to stock-based compensation that were capitalized.

7. EMPLOYEE BENEFITS
Pension and Other Post-Employment Benefits
During the first quarter of 2014, the Company changed its accounting principles for the recognition of actuarial gains and losses for all of its defined benefit pension and other post-employment benefit plans and the calculation of expected return on pension plan assets.  Historically, the Company recognized actuarial gains and losses as a component of accumulated other comprehensive loss in its Consolidated Balance Sheets and amortized them into the Consolidated Statements of Earnings over the average future service period of the active employees of these plans to the extent such gains and losses were outside of a corridor.  Starting in the first quarter of 2014, the Company elected to immediately recognize actuarial gains and losses in its Consolidated Statements of Earnings on the basis that it is preferable to accelerate the recognition of such gains and losses into earnings rather than to delay them over time.  Additionally, for purposes of calculating the expected return on pension plan assets, the Company previously used a calculated value for the market-related valuation of pension plan assets. With this change in accounting principle, the Company now uses the actual fair value of pension plan assets. These changes will improve transparency in operating results by immediately recognizing the effects of external conditions on plan obligations, investments and assumptions.

Under these new accounting principles, actuarial gains and losses from these plans are recognized upon plan remeasurement in the fourth quarter of each year, or more frequently if a remeasurement occurs. The Company has applied these changes retrospectively, adjusting the comparative periods presented (see Note 2 for discussion of the change in accounting principles).
  Pension—The principal pension plan is the Mead Johnson & Company Retirement Plan in the United States (U.S. Pension Plan) which represents approximately 75% of the Company’s total pension assets and obligations. The benefits of this plan are frozen as of February 9, 2014 and benefits are no longer accrued for service.
        Other post-employment benefits—The Company also provides comprehensive medical and group life benefits for substantially all U.S. and Canadian retirees who elect to participate in its comprehensive medical and group life plans. The retiree medical plan is contributory and participation is limited to those employees who participate in the U.S. Pension Plan. Contributions are adjusted periodically and vary by date of retirement. The retiree life insurance plan is non-contributory.
  Changes in benefit obligations, plan assets, funded status and amounts recognized in the balance sheet were as follows:

	Pension Benefits		Other Benefits
(In millions)	2013	2012	2013	2012
Beginning benefit obligations	$463.6	$402.7	$35.1	$30.2
Service cost—benefits earned during the year	5.2	3.9	1.1	1.0
Interest cost on projected benefit obligations	14.4	15.6	1.3	1.3
Actuarial assumptions (gains) losses	(25.7)	72.2	(3.8)	2.6
Settlements and curtailments	(50.4)	(30.9)	—	—
Benefits paid	(2.8)	(2.2)	(1.3)	(0.1)
Exchange rate changes	(0.3)	2.3	0.2	0.1
Benefit obligations at end of year	$404.0	$463.6	$32.6	$35.1

Beginning fair value of plan assets	$312.1	$280.7	$—	$—
Actual return on plan assets	(1.4)	32.8	—	—
Employer contributions	18.5	28.2	0.9	0.1
Settlements	(50.4)	(29.3)	—	—
Benefits paid	(2.8)	(2.2)	(1.3)	(0.1)
Exchange rate changes	0.1	1.9	0.4	—
Fair value of plan assets at end of year	$276.1	$312.1	$—	$—
Underfunded status at end of year	$(127.9)	$(151.5)	$(32.6)	$(35.1)

Amounts in the consolidated balance sheets include:
Other assets	$1.3	$2.2	$—	$—
Pension, post-retirement and post employment liabilities	(129.2)	(153.7)	(32.6)	(35.1)
Balance in the consolidated balance sheet at end of year	$(127.9)	$(151.5)	$(32.6)	$(35.1)

Amounts in accumulated other comprehensive loss include:
Prior service (benefit)	1.2	—	(0.3)	(0.5)
Transition obligation	0.1	0.2	—	—
Balance in accumulated other comprehensive loss at end of year	$1.3	$0.2	$(0.3)	$(0.5)

Accumulated benefit obligation	$375.7	$428.0	$32.6	$35.1
        The Company’s defined benefit pension and other post-employment benefit plans with an accumulated benefit obligation in excess of plan assets were as follows:

	Years Ended December 31,
(In millions)	2013	2012
Projected benefit obligation	$366.3	$449.3
Accumulated benefit obligation	356.1	430.2
Fair value of pension plan assets	210.8	263.1

  The net periodic benefit cost of the Company’s defined benefit pension and other post-employment benefit plans includes:

	Pension Benefits			Other Benefits
	Years Ended December 31,			Years Ended December 31,
(In millions)	2013	2012	2011	2013	2012	2011
Service cost — benefits earned during the period	$5.2	$3.9	$3.5	$1.1	$1.0	$0.9
Interest cost on projected benefit obligations	14.4	15.6	17.0	1.3	1.3	1.3
Expected return on pension plan assets	$(17.1)	$(16.6)	$(19.1)	$—	$—	$—
Amortization of prior service (benefit)	—	—	—	(0.2)	(0.2)	(0.2)
Amortization of transition cost	0.1	0.1	0.1	—	—	—

Sub-total	$2.6	$3.0	$1.5	$2.2	$2.1	$2.0
Net actuarial (gains) losses	(8.2)	56.3	87.5	(3.8)	2.6	4.0
Curtailments	—	(1.4)	—	—	—	—
Total Pension and Other Post-Employment Benefit costs:	$(5.6)	$57.9	$89.0	$(1.6)	$4.7	$6.0

        The estimated prior service and transition costs that will be amortized from accumulated other comprehensive loss into net periodic benefit cost in 2014 are not material.
Actuarial assumptions
        Weighted-average assumptions used to determine benefit obligations are established as of the balance sheet date and were as follows:

	Pension Benefits		Other Benefits
	December 31,		December 31,
	2013	2012	2013	2012
Discount rate	4.08%	3.21%	4.98%	3.75%
Rate of compensation increase	3.22%	3.58%	3.08%	3.48%

        The discount rate was determined based on the yield to maturity of high-quality corporate bonds and considering the duration of the pension plan obligations. The Citigroup Pension Discount Curve is used in developing the discount rate for the U.S. Pension Plan.
        Weighted-average assumptions used to determine net periodic benefit cost are established at the beginning of the plan year and were as follows:

	Pension Benefits			Other Benefits
	Years Ended December 31,			Years Ended December 31,
	2013	2012	2011	2013	2012	2011
Discount rate	3.26%	4.03%	5.59%	3.75%	4.29%	5.28%
Expected long term return on pension plan assets	5.22%	5.65%	6.91%	—%	—%	—%
Rate of compensation increase	3.59%	4.00%	4.02%	3.48%	3.94%	3.94%

        The yield on high-quality corporate bonds that matches the duration of the benefit obligations was used in determining the discount rate. The Citigroup Pension Discount Curve is used in developing the discount rate for the U.S. plans. The expected long-term return on plan assets was determined based on the target asset allocation, expected rate of return by each asset class, and estimated future inflation.
        For the U.S. Pension Plan, the expected long-term return on plan assets assumption to be used to determine net periodic benefit cost for the year ending December 31, 2014 is 7.00%. The expected long-term return on plan assets was determined based on the Company’s target asset allocation, expected rate of return by each asset class, and estimated future inflation. The Company anticipates moving towards an asset mix that is more heavily focused on equity securities in 2014. Any difference between the expected rate of return and actual returns will be included with actuarial gains or losses recorded during the fourth quarter.

Assumed health care cost trend rates were as follows:

	December 31,
	2013	2012	2011
Health care cost trend rate assumed for next year	6.9%	7.8%	7.4%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	4.9%	4.9%	5.0%
Year that the rate reaches the ultimate trend rate	2023	2023	2017

        Assumed health care cost trend rates affect the amounts reported for the retiree medical plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

(In millions)	1-Percentage-Point Increase	1-Percentage-Point Decrease
Effect on total of service and interest cost	$—	$—
Increase/(decrease) in post-employment benefit obligation	0.2	0.3

Pension Plan assets
        The Company’s investment strategy for the U.S. Pension Plan assets consists of a mix of equities and fixed income in order to achieve returns over a market cycle which reduces contribution and expense at an acceptable level of risk. The target asset allocation as of December 31, 2013 was 40% public equity and 60% fixed income. Cash flow (i.e., cash contributions, benefit payments) was used to rebalance back to the targets as necessary. Investments are well diversified within each of the two major asset categories. All of the U.S. equity investments are actively managed. Investment strategies for international pension plans are typically similar, although the asset allocations are usually more conservative.
        The fair values of the Company’s pension plan assets by asset category were as follows:

	December 31, 2013			December 31, 2012
(In millions)	Total	Level 1	Level 2	Total	Level 1	Level 2
Cash and cash equivalents	$13.0	$13.0	$—	$11.4	$11.4	$—
Equity securities:
U.S. large-cap	16.3	—	16.3	13.6	—	13.6
U.S. mid-cap growth	3.1	—	3.1	2.8	—	2.8
U.S. small-cap growth	0.1	—	0.1	1.5	—	1.5
Emerging markets	2.8	—	2.8	3.1	—	3.1
Real estate investment trusts	5.6	—	5.6	13.4	—	13.4
International large-cap value	37.0	8.5	28.5	28.3	—	28.3
Hedge fund	17.4	—	17.4	15.7	—	15.7
Fixed income securities:
Government bonds	72.8	—	72.8	83.5	—	83.5
Corporate bonds	101.7	—	101.7	138.8	—	138.8
Emerging markets	6.3	—	6.3	—	—	—
Total	$276.1	$21.5	$254.6	$312.1	$11.4	$300.7
        Level 1 cash and cash equivalents, which excluded money market funds, are recorded at closing prices in active markets. Level 2 money market, equity, and fixed income funds are recorded at the net asset values per share, which were determined based on quoted market prices of the underlying assets contained within the funds. The Level 2 hedge fund is recorded at the net asset value per share, which was derived from the underlying funds’ net asset values per share; this diversified hedge fund may be redeemed quarterly with 60 days notice.
Contributions
        In 2014, the funding policy for the pension plans is to contribute amounts to provide for current service and to fund past service liability. MJN contributed $18.5 million, $28.2 million and $9.5 million to the pension plans in 2013, 2012 and 2011, respectively. The Company is not required to make any contributions to its pension plans in 2014 and does not foresee making a discretionary contribution. There will be no cash funding for other post-employment benefits in 2014, except funding to cover benefit payments.

Estimated Future Benefit Payments
        The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

(In millions)	Pension Benefits	Other Benefits
2014	$29.3	$0.8
2015	29.5	1.0
2016	29.5	1.1
2017	30.8	1.1
2018	29.7	1.3
Years 2019 - 2023	147.8	6.5

Defined Contribution Benefits
        Employees who meet certain eligibility requirements may participate in various defined contribution plans. Total cost recognized for all defined contribution benefit plans were $19.9 million, $21.3 million and $19.3 million for the years ended December 31, 2013, 2012, and 2011, respectively.

8. REDEEMABLE NONCONTROLLING INTEREST

        On March 15, 2012, the Company acquired 80% of the outstanding capital stock of Nutricion para el Conosur S.A. which manufactures, distributes and sells infant formula and children’s nutrition products in Argentina under the SanCor Bebé and Bebé Plus brands (the “Argentine Acquisition”). Under the terms of an agreement related to the Argentine Acquisition, the noncontrolling interest owner has the right to require MJN to purchase (the “Put Right”) its remaining 20% interest or to sell (the “Call Right”) up to an additional 20% of the outstanding capital stock of Nutricion para el Conosur S.A. The Put Right is exercisable from September 15, 2015 to September 15, 2018 and the decision to exercise is not within the control of MJN. The price paid upon exercise will be determined based on established multiples of sales and earnings of the acquired business and is currently estimated to equate to fair value at the earliest exercise date. As a result of the Put Right, the noncontrolling interest is presented as redeemable noncontrolling interest outside of equity on the balance sheet. Accretion to the redemption value of the Put Right is being recognized through equity using an interest method over the period from March 15, 2012 to September 15, 2015.
9. NONCONTROLLING INTERESTS
        Net earnings attributable to noncontrolling interests consists of approximately 20%, 11% and 10% interests held by third parties in operating entities in Argentina, China and Indonesia, respectively.

10. OTHER EXPENSES—NET
        The components of other expenses—net were:

	Years Ended December 31,
(In millions)	2013	2012	2011
Foreign exchange (gains)/losses—net	$9.3	$(3.1)	$(9.7)
Administrative penalty (China)	33.4	—	—
Severance and other costs	2.2	8.0	9.9
Gain on sale of non-core intangible assets	—	(6.5)	—
Legal settlements	7.0	—	—
Other—net	(3.4)	6.4	9.7
Other expenses—net	$48.5	$4.8	$9.9

11. RECEIVABLES
        The major categories of receivables were as follows:

	December 31,
(In millions)	2013	2012
Trade receivables	$335.7	$330.0
Miscellaneous receivables	55.2	42.2
Less allowances	(6.5)	(7.6)
Receivables—net	$384.4	$364.6

12. INVENTORIES
        The major categories of inventories were as follows:

(In millions)	December 31, 2013	December 31, 2012
Finished goods	$312.7	$264.6
Work in process	82.5	56.9
Raw and packaging materials	139.6	114.4
Inventories	$534.8	$435.9

13. LONG-LIVED ASSETS
Property, Plant, and Equipment
        The major categories of property, plant, and equipment were as follows:

(In millions)	December 31, 2013	December 31, 2012
Land	$12.6	$6.0
Buildings	550.8	506.0
Machinery, equipment, and fixtures	650.3	595.7
Construction in progress	260.9	150.4
Accumulated depreciation	(607.1)	(568.2)
Property, plant, and equipment—net	$867.5	$689.9

        Depreciation expense was $63.7 million, $55.8 million and $57.2 million for the years ended December 31, 2013, 2012 and 2011, respectively, and is primarily included in costs of products sold. Interest capitalized during the year was $5.7 million, $0.6 million and $0.2 million for the years ended December 31, 2013, 2012 and 2011, respectively.

        The Company’s liability for asset retirement obligations was $3.6 million and $3.3 million at December 31, 2013 and 2012.

Other Intangible Assets

        The gross carrying value and accumulated amortization by class of intangible assets were as follows:

	As of December 31, 2013			As of December 31, 2012
(In millions)	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Indefinite-lived intangible assets
Trademark(1) .	$34.5	$—	$34.5	$45.3	$—	$45.3
Non-compete agreement(1) .	6.8	—	6.8	8.9	—	8.9
Total	41.3	—	41.3	54.2	—	54.2
Amortizable intangible assets
Computer software	132.8	(79.3)	53.5	132.2	(60.2)	72.0
Distributor-customer relationship(2) 10 year life	3.3	(0.6)	2.7	4.4	(0.7)	3.7
Total	136.1	(79.9)	56.2	136.6	(60.9)	75.7
Total other intangible assets	$177.4	$(79.9)	$97.5	$190.8	$(60.9)	$129.9
(1) Changes in balances result from currency translation.
(2) Changes in balances result from currency translation and amortization.

        Amortization expense for other intangible assets was $19.4 million, $21.1 million and $18.1 million for the years ended December 31, 2013, 2012 and 2011, respectively.

        Expected amortization expense related to intangible assets is as follows:

(In millions) Years Ending December 31,
2014	$16.0
2015	15.0
2016	12.3
2017	9.4
2018	1.8
Later years	1.7
Non-Cash Activity

Additions to long-lived assets not yet paid were $89.5 million, $78.7 million and $32.8 million for the years ended December 31, 2013, 2012 and 2011, respectively.

14. GOODWILL

        The Company tests goodwill for impairment on an annual basis and whenever an event occurs or circumstances change that would, more likely than not, reduce the fair value of a reporting unit below its carrying amount. Historically, the Company’s policy was to perform the annual impairment test for goodwill as of January 1 of each year. The Company completed its annual impairment test in the first quarter of 2013 in accordance with this policy and concluded that no impairment existed. During the third quarter of 2013 the Company changed its annual impairment testing date from January 1 to July 1 of each fiscal year to better align with the timing of its annual and long-term planning process, which is a significant input in the testing process. Accordingly, the Company believes this change is preferable. This change did not delay, accelerate or avoid an impairment charge. As a result of this change, impairment testing was completed during the third quarter of 2013 and the Company concluded that no impairment existed. This change was applied prospectively beginning July 1, 2013 and had no impact on the consolidated financial statements. The change was not applied retrospectively as it is impracticable to do so because retrospective application would have required the application of significant estimates and assumptions without the use of hindsight.

        For the year ended December 31, 2013, the change in the carrying amount of goodwill by reportable segment, was primarily driven by the cumulative impact due to a correction of the currency denomination of the goodwill related to two reporting units. The revision had the impact of decreasing the Company’s total value of goodwill and decreasing the total currency translation adjustment included in the accumulated other comprehensive loss section of shareholders’ equity and other comprehensive income.

        For the year ended December 31, 2013 and 2012, the change in the carrying amount of goodwill by reportable segment, including the cumulative impact of the revisions described above, was as follows:

(In millions)	Asia	Latin America	North America/ Europe	Total
Balance as of January 1, 2012	$—	$115.8	$1.7	$117.5
Acquisition	—	155.5	17.3	172.8
Translation adjustments	—	(17.7)	(2.0)	(19.7)
Balance as of December 31, 2012	—	253.6	17.0	270.6
Redenomination	—	(42.5)	2.0	(40.5)
Translation adjustments	—	(33.3)	—	(33.3)
Balance as of December 31, 2013	$—	$177.8	$19.0	$196.8

        A portion of the goodwill from the acquisition of Nutricion para el Conosur S.A. was attributed to the North America/Europe segment in consideration of expected benefits to be derived from the acquisition. As of December 31, 2013, the Company had no accumulated impairment loss.

15. DEBT

Short-Term Borrowings

Outstanding Borrowings

As of December 31, 2013, the Company’s short-term borrowings were $2.0 million and consisted of borrowings made by the Company’s subsidiary in Argentina. These short-term borrowings had a weighted-average interest rate of 22.00% as of December 31, 2013. The Company intends to repay these borrowings within 12 months and has the ability to do so.

As of December 31, 2012, the Company’s short-term borrowings totaled $161.0 million and were primarily from its 5-year revolving credit facility agreement (“Credit Facility”).

Five-Year Revolving Credit Facility Agreement

Borrowings from the Credit Facility are used for working capital and other general corporate purposes. The Credit Facility is unsecured, repayable at maturity in June 2016 and can be extended annually if a sufficient number of lenders agree. The maximum amount of outstanding borrowings and letters of credit permitted at any one time under the Credit Facility is $500.0 million, which may be increased from time to time up to $750.0 million at the Company’s request and with the consent of the lenders, subject to satisfaction of customary conditions. The Credit Facility contains financial covenants, whereby the ratio of consolidated total debt to consolidated Earnings Before Interest, Income Taxes, Depreciation and Amortization (“EBITDA”) cannot exceed 3.25 to 1.0, and the ratio of consolidated EBITDA to consolidated interest expense cannot be less than 3.0 to 1.0. The Company was in compliance with these covenants as of December 31, 2013.

Borrowings under the Credit Facility bear interest at a rate that is determined as a base rate plus a margin. The base rate is either (a) LIBOR for a specified interest period, or (b) a floating rate based upon JPMorgan Chase Bank’s prime rate, the Federal Funds rate or LIBOR. The margin is determined by reference to the Company’s credit rating. The margin can range from 0.075% to 1.45% over the base rate. In addition, the Company incurs an annual 0.2% facility fee on the entire facility commitment of $500.0 million.

As of December 31, 2013, the Company did not have any borrowings outstanding from the Credit Facility. For the year ended December 31, 2013, borrowings from the Credit Facility had a weighted-average interest rate of 1.52%.

Note Payable

        On March 15, 2012, the Company acquired 80% of the outstanding capital stock of Nutricion para el Conosur S.A. See Note 8 for discussion of the acquisition. Of the ARS850.7 million purchase price, ARS377.6 million was financed through a note payable. The remaining balance of the note payable was paid on July 10, 2013.

Long-Term Debt

        The components of long-term debt were as follows:

(Dollars in millions)	December 31, 2013	December 31, 2012
Principal Value:
3.50% Notes due 2014	$500.0	$500.0
4.90% Notes due 2019	700.0	700.0
5.90% Notes due 2039	300.0	300.0
Subtotal	1,500.0	1,500.0
Adjustments to Principal Value:
Unamortized basis adjustment for terminated interest rate swaps	16.7	26.0
Unamortized bond discount	(2.0)	(2.8)
Less amount due within one year	505.6	—
Long-term debt	$1,009.1	$1,523.2

       The notes may be prepaid at any time, in whole or in part, at a redemption price equal to the greater of par value or an amount calculated based upon the sum of the present values of the remaining scheduled payments. Upon a change of control, the Company may be required to repurchase the notes in an amount equal to 101% of the then outstanding principal amount plus accrued and unpaid interest. Interest on the notes are due semi-annually, and the notes are not subject to amortization.

       The Company’s long-term debt has a principal value of $1,500 million, of which $500 million is considered short-term as it matures on November 1, 2014. MJN plans to refinance a portion of these notes in 2014. The Company determined the fair value of its long-term debt based on current market yields in the secondary market, classified as Level 2. As of December 31, 2013 fair value of the Company's long-term debt was $1,611.1 million.

        The components of interest expense-net were as follows:

	Years Ended December 31,
(In millions)	2013	2012	2011
Interest expense	$59.2	$70.9	$60.2
Interest income	(8.6)	(5.9)	(8.0)
Interest expense-net	$50.6	$65.0	$52.2
Interest payments, net of amounts related to interest rate swaps	$72.0	$74.9	$61.4

See Note 16 for discussion on the Company’s derivatives.

16. DERIVATIVES
        The Company is exposed to market risk due to changes in foreign currency exchange rates, commodities pricing and interest rates. To manage that risk, the Company enters into certain derivative financial instruments, when available on a cost-effective basis, to hedge its underlying economic exposure. The Company does not enter into derivatives for speculative purposes. These financial instruments are classified as Level 2 of the fair value hierarchy at December 31, 2013 and 2012, and there were no transfers between levels in the fair value hierarchy during the periods then ended.
        The following table summarizes the fair value of the Company's outstanding derivatives, all of which are cash flow hedges:

		December 31,
(In millions)	Balance Sheet Location	2013	2012
Cash flow hedges:
Foreign exchange contracts	Other assets	$4.2	$—
Interest rate forward swaps	Other assets	19.9	—
Foreign exchange contracts	Accrued expenses	(0.5)	(5.1)
Net asset/(liability) of derivatives designated as hedging items		$23.6	$(5.1)

        The Company’s derivative financial instruments present certain market and counterparty risks; however, concentration of counterparty risk is mitigated as the Company deals with a variety of major banks worldwide whose long-term debt is rated A- or higher by Standard & Poor’s Rating Service, Fitch Ratings, or Moody’s Investors Service, Inc. In addition, only conventional derivative financial instruments are used. The Company would not be materially impacted if any of the counterparties to the derivative financial instruments outstanding at December 31, 2013 failed to perform according to the terms of its agreement. Based upon the risk profile of the Company's portfolio, MJN does not require collateral or any other form of securitization to be furnished by the counterparties to its derivative financial instruments.
Cash Flow Hedges
        As of December 31, 2013 and 2012 all of the Company’s cash flow hedges qualify as hedges of forecasted cash flows and the effective portion of changes in fair value are temporarily reported in accumulated other comprehensive income (loss). During the period that the underlying hedged transaction impacts earnings, the effective portion of the changes in the fair value of the cash flow hedges are recognized within earnings. The Company assesses effectiveness at inception and on a quarterly basis. These assessments determine whether derivatives designated as qualifying hedges continue to be highly effective in offsetting changes in the cash flows of hedged items. Any ineffective portion of the change in fair value is included in current period earnings.
        The Company will discontinue cash flow hedge accounting when the forecasted transaction is no longer probable of occurring on the originally forecasted date, or 60 days thereafter, or when the hedge is no longer effective. For the years ended December 31, 2013, 2012, and 2011, the Company did not discontinue any cash flow hedges.
        Foreign Exchange Contracts
        The Company uses foreign exchange contracts to hedge forecasted transactions, primarily foreign currency denominated intercompany purchases anticipated in the next 1.5 years and designates these derivative instruments as foreign currency cash flow hedges when appropriate. When the underlying intercompany purchases impact the Company’s consolidated earnings, the effective portion of the hedge is recognized within cost of products sold. For the years ended December 31, 2013, 2012 and 2011, ineffectiveness related to the Company’s foreign exchange hedges on earnings was insignificant.
        The table below summarizes the Company’s outstanding foreign exchange forward contracts at December 31, 2013. The fair value of foreign exchange forward contracts should be viewed in relation to the fair value of the underlying hedged transactions and the overall reduction in exposure to fluctuations in foreign currency exchange rates.

(Dollars in millions)	Weighted-average Forward Rate	Notional Amount	Fair Value Asset	Maturity
Foreign exchange contracts:
Cash flow hedges:
Mexican peso	13.07	84.0	0.7	2014
Malaysian ringgit	3.18	55.0	2.0	2014
Philippine peso	43.48	62.4	1.0	2014
Total foreign exchange contracts		$201.4	$3.7

        The change in accumulated other comprehensive income (loss) and the impact on earnings from foreign exchange contracts that qualified as cash flow hedges for the years ended December 31, 2013 and 2012, were as follows:

(In millions)	2013	2012
Balance—January 1	$(4.1)	$4.3
Derivatives qualifying as cash flow hedges deferred in other comprehensive income	4.8	(12.7)
Derivatives qualifying as cash flow hedges reclassified to cost of products sold (effective portion)	5.4	0.8
Change in deferred taxes	(2.9)	3.5
Balance—December 31	$3.2	$(4.1)

        At December 31, 2013, the portion of changes in cash flow hedges deferred into other comprehensive income that is expected to be reclassified into earnings within the next 12 months was $3.2 million.

        Interest Rate Forward Swaps
        During the fourth quarter of 2013 the Company entered into interest rate forward starting swaps with a combined notional value of $500.0 million. The forward starting rates of the swaps range from 3.79% to 3.94% and have an effective date of October 31, 2014. The forward starting swaps effectively mitigate the interest rate exposure associated with the Company’s planned refinancing of a portion of long-term debt in 2014, which is an anticipated transaction as a portion of MJN’s existing long-term debt will mature in 2014. These derivative instruments were designated as cash flow hedges at inception and were highly effective in offsetting fluctuations in the benchmark interest rate. As of December 31, 2013, all forward swaps were outstanding and had a fair value of $19.4 million, recognized in accumulated other comprehensive income. When the forward swaps are settled, which would be on or about the time of the issuance of long-term debt, any gain or loss on the settlement will be recorded to accumulated other comprehensive income (loss) and will be amortized over the life of the notes. There was an immaterial amount of ineffectiveness related to the forward swaps which was recognized as a benefit within other expenses-net.

        Commodity Hedge
        During the fourth quarter of 2013, the Company began utilizing commodity hedges to minimize the variability in cash flows due to fluctuations in market prices of the Company’s non-fat dry milk purchases. The maturities of the commodity contracts are scheduled to match the pricing terms of the Company’s existing bulk purchase agreements. When the underlying non-fat dry milk purchases impact the Company’s consolidated earnings, the effective portion of the hedge is recognized within cost of products sold.

        As of December 31, 2013, the Company had commodity contracts outstanding with a notional of 0.2 million pounds of forecasted non-fat dry milk purchases, representing a value of $0.3 million and an insignificant portion of the Company’s total forecasted volume. The effective portion of the hedge, which was recorded at fair value as a component of accumulated other comprehensive income, as well as the ineffective portion recognized within other income and expense were immaterial as of December 31, 2013 and for the period then ended.
Fair Value Hedges
        Interest Rate Swaps
        In November 2009, the Company executed several interest rate swaps to convert $700.0 million of the Company’s newly-issued fixed rate debt to be paid in 2014 and 2019 to variable rate debt. In November 2010, the Company terminated $200.0 million notional amount of fixed-to-floating interest rate swaps for cash of $15.6 million. In July 2011, the Company terminated the remaining $500.0 million notional amount of fixed-to-floating interest rate swaps for cash of $23.5 million. The related basis adjustments of the underlying hedged items are being recognized as a reduction of interest expense over the remaining life of the underlying debt. The Company had no interest rate swaps outstanding at December 31, 2013.
        (Gain) loss on marked to market of fair value hedges during the years ended December 31, 2013, 2012, and 2011 was as follows:

	(Gain) Loss on Marked to Market Swaps			(Gain) Loss on Marked to Market of Hedged Items
(In millions)	2013	2012	2011	2013	2012	2011
Interest expense—net	$—	$—	$(4.2)	$—	$—	$4.2
        The impact on earnings from interest rate swaps that qualified as fair value hedges was as follows:

(In millions)	2013	2012	2011
Recognized in interest expense	$—	$—	$(6.3)
Amortization of basis adjustment for terminated interest rate swaps recognized in interest expense	(9.2)	(9.3)	(5.5)
Total	$(9.2)	$(9.3)	$(11.8)
        See Note 15 for discussion on the Company’s debt.

Other Financial Instruments

        The Company does not hedge the interest rate risk associated with money market funds, which totaled $447.8 million and $520.7 million as of December 31, 2013 and 2012, respectively. Money market funds are classified as Level 2 in the fair value hierarchy and are included in cash and cash equivalents on the balance sheet.  The money market funds have quoted market prices that are generally equivalent to par.

17. EQUITY
        Changes in common shares and treasury stock were as follows:

(In millions)	Common Shares Issued	Treasury Stock	Cost of Treasury Stock
Balance as of January 1, 2011	204.8	0.1	$3.2
Stock-based compensation	0.3	—	4.9
Treasury stock purchases	—	1.3	81.6
Balance as of December 31, 2011	205.1	1.4	$89.7

Stock-based compensation	0.9	0.2	15.2
Treasury stock purchases	—	1.9	139.7
Balance as of December 31, 2012	206.0	3.5	$244.6

Stock-based compensation	0.8	0.2	18.9
Treasury stock purchases	—	1.1	88.4
Balance as of December 31, 2013	206.8	4.8	$351.9

        The Company may use either authorized and unissued shares or treasury shares to meet share requirements resulting from the exercise of stock options and vesting of performance share awards and restricted stock units. Treasury stock is recognized at the cost to reacquire the shares. Shares issued from treasury are recognized using the first-in first-out method.
        On March 16, 2010, MJN’s board of directors approved the repurchase of up to $300.0 million of the Company’s common stock. From the date of such authorization through December 31, 2013, 4.2 million shares were repurchased at an average cost per share of $71.21. As of December 31, 2013, the Company has completed all purchases remaining under this authorization.

        On September 10, 2013, MJN’s board of directors approved a new share repurchase authorization of up to an additional $500.0 million of the Company’s common stock. From the date of such authorization through December 31, 2013, 0.1 million shares were repurchased at an average cost of $84.06. As of December 31, 2013, the Company had $490.3 million available under this authorization.

        Changes in accumulated other comprehensive loss by component were as follows:

(In millions)	Foreign Currency Translation Adjustments	Deferred Gains/(Losses) on Derivatives Qualifying as Hedges	Pension and Other Post-employment Benefits	Total	Noncontrolling Interest		Redeemable Noncontrolling Interest
Balance as of January 1, 2013	$(14.6)	$(4.1)	$0.3	$(18.4)	$(0.2)		$—

Deferred Gains/(Losses)	(79.4)	24.2	(1.1)	(56.3)	3.3	1	(14.4)	1
Reclassification Adjustment for (Gains)/Losses Included in Net Earnings	—	5.4	(0.2)	5.2	—		—
Tax Benefit/(Expense)	10.4	(10.1)	—	0.3	(1.2)		—

Balance as of December 31, 2013	$(83.6)	$15.4	$(1.0)	$(69.2)	$1.9		$(14.4)
1 Represents foreign currency translation adjustments.

Reclassification adjustments out of accumulated other comprehensive loss were as follows:

	December 31, 2013
	Affected Statement of Earnings Lines
(In millions)	Cost of Products Sold	Selling, General and Administrative	Research and Development	Other Expenses/ (Income) - Net	Tax Benefit/(Expense)	Net
Deferred Gains/(Losses) on Derivatives Qualifying as Hedges:
Forward Exchange Contracts	$(5.4)				$1.6	$(3.8)

Pension and Other Post-employment Benefit Plans:
Prior Service Benefits	0.1	0.1				0.2
Total Reclassifications	$(5.3)	$0.1	$—	$—	$1.6	$(3.6)

Dividends declared per share were $1.36, $1.20 and $1.04 for the years ended December 31, 2013, 2012 and 2011, respectively.

18. LEASES
        Minimum rental commitments under all non-cancelable operating leases, primarily real estate leases for offices, manufacturing-related leases and vehicle leases, in effect at December 31, 2013, are:

(In millions) Years Ending December 31,
2014	$36.4
2015	29.5
2016	20.8
2017	15.5
2018	14.3
Later Years	22.3
Total Minimum Payments	$138.8

        Operating lease rental expenses were $39.7 million, $37.4 million and $35.5 million in the years ended December 31, 2013, 2012, and 2011, respectively. At December 31, 2013 and 2012, MJN had capital lease obligations outstanding in the amount of $2.9 million and $2.7 million, respectively.

19. CONTINGENCIES

        In the ordinary course of business, the Company is subject to lawsuits, investigations, government inquiries and claims, including, but not limited to, product liability claims, advertising disputes and inquiries, consumer fraud suits, other commercial disputes, premises claims and employment and environmental, health, and safety matters.

      The Company was served with a lawsuit filed on October 16, 2012 in St. Clair County (Illinois) Circuit Court under the caption Shelby Schrack, et al. v. Mead Johnson Nutrition Company and Mead Johnson & Company, which lawsuit alleges that certain bacteria in powdered formula were responsible for the death of one infant and serious illness in two others and seeks unspecified monetary damages. These events were widely publicized in December 2011 and January 2012. The infants allegedly consumed formula from batches that were extensively tested by the Company, the Centers for Disease Control (“CDC”) and the U.S. FDA. These tests detected no bacteria in our infant formula. The CDC further noted that while these bacteria have sometimes been found in formula, they also exist in the environment and may potentially cause illness through person to person contact or through contamination of infant feedings at the point of use. The Company believes that the claims in this matter are without merit. Nevertheless, in November 2013, the Company and the plaintiffs agreed to settle the disputed claims asserted in this litigation, and on December 12, 2013, the Company obtained court approval of the proposed settlement and release of all such claims. The settlement did not materially affect the Company’s consolidated financial position, results of operations or cash flows.

        The Company records accruals for contingencies when it is probable that a liability will be incurred and the loss can be reasonably estimated. Although the Company cannot predict with certainty the final resolution of lawsuits, investigations and claims asserted against the Company, MJN does not believe any currently pending legal proceeding to which the Company is a party will have a material effect on the

Company’s business or financial condition, although an unfavorable outcome in excess of amounts recognized as of December 31, 2013, with respect to one or more of these proceedings could have a material effect on the Company’s results of operations and cash flows for the periods in which a loss is recognized.

        The Company incurred costs for an administrative penalty assessed by China's National Development and Reform Commission ("NDRC") in connection with the NDRC’s antitrust review of the infant formula industry’s resale pricing practices (the “China Antitrust Review”) and was resolved during the third quarter of 2013. In connection with the China Antitrust Review, the NDRC assessed an administrative penalty of $33.4 million against the Company, which penalty was paid during the third quarter and is non-deductible for tax purposes.

        Following an SEC request for documents relating to certain business activities of the Company’s local subsidiary in China, the Company is continuing an internal investigation of such business activities. The Company’s investigation is focused on certain expenditures that were made in connection with the promotion of the Company’s products or may have otherwise been made. Certain of such expenditures were made in violation of Company policies and may have been made in violation of applicable U.S. and/or local laws, including the U.S. Foreign Corrupt Practices Act (the “FCPA”).  The investigation is being conducted by outside legal counsel and overseen by a committee of independent members of the Company’s board of directors. The status and results of the investigation are being discussed with the SEC and other governmental authorities.  At this time, the Company is unable to predict the scope, timing or outcome of this ongoing matter or any regulatory or legal actions that may be commenced related to this matter.  If a violation of the FCPA or other laws is determined to have occurred, the Company could become subject to monetary penalties as well as civil and criminal sanctions.

20. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

Dollars in Millions, Except Per Share Data	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
2013:
Net sales	$1,037.9	$1,055.3	$1,046.8	$1,060.7	$4,200.7
Gross profit	$652.9	$673.3	$684.5	$661.5	$2,672.2
Net earnings	$190.0	$173.4	$169.7	$156.1	$689.2
Net earnings attributable to shareholders	$188.0	$172.0	$171.3	$152.5	$683.8
Basic earnings per share	$0.93	$0.85	$0.85	$0.75	$3.37
Diluted earnings per share	$0.92	$0.84	$0.84	$0.75	$3.36
2012:
Net sales	$986.6	$1,012.3	$921.3	$981.1	$3,901.3
Gross profit	$613.8	$635.6	$565.6	$582.5	$2,397.5
Net earnings	$172.6	$168.9	$145.2	$101.6	$588.3
Net earnings attributable to shareholders	$167.0	$163.6	$146.3	$103.5	$580.4
Basic earnings per share	$0.82	$0.80	$0.72	$0.51	$2.84
Diluted earnings per share	$0.81	$0.80	$0.71	$0.51	$2.83

SCHEDULE II
MEAD JOHNSON NUTRITION COMPANY

VALUATION AND QUALIFYING ACCOUNTS

Description	Balance at beginning of period	Provisions for bad debts	Bad debts written off	Other	Balance at end of period
(In millions)
Allowances for Doubtful Accounts
For the year ended December 31, 2013	$7.6	$0.6	$(0.2)	$(1.5)	$6.5
For the year ended December 31, 2012	6.3	1.5	(0.4)	0.2	7.6
For the year ended December 31, 2011	8.3	0.2	—	(2.2)	6.3

Description	Balance at beginning of period	Provision for valuation allowance	Release of valuation allowance/ other	Balance at end of period
(In millions)
Valuation Allowance on Deferred Tax Assets
For the year ended December 31, 2013	$6.1	$3.8	$(2.6)	$7.3
For the year ended December 31, 2012	7.0	1.1	(2.0)	6.1
For the year ended December 31, 2011	3.3	3.7	—	7.0